UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2011

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2011 Annual Meeting of Stockholders to be held on Thursday, June 16, 2011 at 3:00 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

The 2011 Annual Meeting of Stockholders will be held for the following purposes:

1.	to elect the nine directors listed in the accompanying Proxy Statement;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2012;

3.	to hold a non-binding vote on executive compensation;

4.	to hold a non-binding vote on the frequency of executive compensation votes; and

5.	to transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of 2011 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

This year we are continuing to take advantage of a relatively new Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information.

We hope that you will be able to attend this year’s Annual Meeting. At the Annual Meeting we will report to our stockholders on fiscal 2011. There will be an opportunity for all stockholders present at the Annual Meeting to ask questions. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass
Chief Executive Officer and President

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Thursday, June 16, 2011 at 3:00 p.m., Pacific Time.

Place	Autodesk’s San Francisco office, located at: The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1) To elect the nine directors listed in the accompanying Proxy Statement to serve for the ensuing year and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2012.

(3) To hold a non-binding vote on executive compensation.

(4) To hold a non-binding vote on the frequency of executive compensation votes.

(5) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2011 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record as of the close of business on April 19, 2011.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote on the Internet or by telephone or request and submit your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2011 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the enclosed notice of internet availability of proxy materials.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

By Order of the Board of Directors,

Pascal W. Di Fronzo
Senior Vice President, General Counsel and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed and made available on or about May 3, 2011.

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING AND PROCEDURAL MATTERS

2011 Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Autodesk, Inc. (“Autodesk” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 16, 2011, at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested to receive a full set paper copy of this Proxy Statement together with our Fiscal Year 2011 Annual Report.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set paper copy of this Proxy Statement and Fiscal Year 2011 Annual Report?

A:	We are continuing to take advantage of a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a notice regarding the Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Notice. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2012 and future annual meetings of stockholders will continue to be delivered to all of our stockholders by a notice regarding Internet availability, rather than in paper form, unless a stockholder specifically requests to receive printed proxy materials.

Q:	Why did I receive a full set paper copy of this proxy statement in the mail and not a Notice regarding the Internet availability of proxy materials?

A:	We are providing stockholders who previously requested to receive full paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investors” or on your proxy card or voting instruction card.

Q:	Where is the Annual Meeting?

A:

The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Directions and maps to the Annual Meeting are available at www.autodesk.com “Contact Us.” Stockholders are cordially invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals to elect the nine directors specified in this Proxy Statement, approve the ratification of the independent registered public accounting firm, hold a non-binding vote on executive compensation and hold a non-binding vote on the frequency of executive compensation votes.

Q:	Can I attend the Annual Meeting?

A:

Yes, if you are a stockholder of record or a beneficial owner as of April 19, 2011. Please notify our Director of Investor Relations, David Gennarelli, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you are planning to attend the Annual Meeting. In addition, you should bring proof of identity for entrance to the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. The Annual Meeting will begin promptly at 3:00 p.m., Pacific Time; please leave ample time for parking and to check-in.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Autodesk.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker, trustee or nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Autodesk’s common stock, par value $0.01 per share, at the close of business on April 19, 2011 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Beneficial owners have the right to direct their broker, trustee or nominee on how to vote their shares, as discussed above. Our stockholders are entitled to cast one vote for each share of Common Stock held by them as of the Record Date.

As of the Record Date, there were 229,802,711 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a broker, trustee or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, trustee or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice or by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 15, 2011. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

If a broker, trustee or nominee holds your shares and you are a beneficial owner, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, trustee or nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the nine directors named in this proxy statement to serve for the ensuing year and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2012;

(3)	To approve our executive compensation, on an advisory basis; and

(4)	To determine the frequency of holding an advisory vote on executive compensation, on an advisory basis.

Q:	What is the voting requirement to approve these proposals?

A:	Proposal One—A majority of the votes duly cast is required for the election of directors. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director of the Company to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nine nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve our executive compensation, on an advisory basis.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Four— The option of “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation recommended by stockholders.

You may vote for a vote every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or may “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will not be included in the tabulation of the voting results on this proposal.

Q:	What happens if I do not cast a vote?

A:	Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners—If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of our executive compensation, on an advisory basis (Proposal Three), and the determination of the frequency of holding an advisory vote on executive compensation, on an advisory basis (Proposal Four).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as the broker felt appropriate. Recent rule changes eliminate the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that you vote your shares “FOR” the nine nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2011, “FOR” the approval of the executive compensation, and “ONE YEAR” as the frequency of holding an advisory vote on executive compensation.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked prior to the closing of the polls at the Annual Meeting, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Autodesk’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Autodesk’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Autodesk’s General Counsel or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A:	Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Autodesk may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a current report on Form 8-K within four business days of the Annual Meeting. In addition, the results will be posted on our website, at www.autodesk.com under “Investors.”

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Autodesk’s proxy material—Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2012 annual meeting of stockholders, stockholder proposals must be received by Autodesk’s General Counsel no later than January 4, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, Autodesk’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by any stockholder entitled to vote who has timely delivered written notice to Autodesk’s General Counsel during the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board of Directors.”

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Directors, or (3) by a stockholder who has timely delivered written notice which sets forth all information required by Autodesk’s Bylaws to the General Counsel of Autodesk during the Notice Period (as defined below).

The “Notice Period” is defined as the period commencing on the date 75 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders and terminating on the date 45 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2012 annual meeting of stockholders will be from February 18, 2012 to March 19, 2012.

If a stockholder who has notified Autodesk of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the General Counsel of Autodesk, or may be found at www.autodesk.com under “Investors—Corporate Governance.” All notices of proposals by stockholders, whether or not included in Autodesk’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information About the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, or Notices. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Autodesk proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and 2011 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials and 2011 Annual Report.

Stockholders who do not receive a separate Notice or a separate copy of the proxy materials and 2011 Annual Report may request to receive a separate Notice or a separate copy of the proxy materials and 2011 Annual Report by calling (415) 507-6705 or sending an email to investor.relations@autodesk.com. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and 2011 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A:	Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903.

Any written requests for additional information, additional copies of the proxy materials and 2011 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

Our internet address is www.autodesk.com. The information posted on our website is not incorporated into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 16, 2011

The proxy statement and annual report to stockholders are available at:

https://materials.proxyvote.com/052769

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Autodesk’s Bylaws currently set the number of directors at nine. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated nine individuals to be elected at the Annual Meeting, all of whom are presently directors of Autodesk. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

NOMINEES LISTED BELOW.

Information and Qualifications Regarding the Nominees

The name, age and principal occupation of each nominee as of March 31, 2011, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers. Following the table below is additional narrative disclosure regarding each nominee, including each nominee’s unique qualifications to serve on the Board of Directors.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors, including procedures for nominations of directors.

Name of Nominee	Age	Principal Occupation	Director Since
Carl Bass	53	Chief Executive Officer and President, Autodesk, Inc.	2006
Crawford W. Beveridge	65	Independent Consultant and Non-Executive Chairman of the Board of Directors, Autodesk, Inc.	1993
J. Hallam Dawson	74	Chairman of the Board, IDI Associates	1988
Per-Kristian Halvorsen	59	Chief Innovation Officer and Senior Vice President, Intuit, Inc.	2000
Sean M. Maloney	54	Executive Vice President, Intel Corporation	2007
Mary T. McDowell	46	Executive Vice President, Mobile Phones, Nokia Corporation	2010
Lorrie M. Norringtion	51	Independent Consultant	2011
Charles J. Robel	61	Independent Consultant	2007
Steven M. West	55	Founder and Partner, Emerging Company Partners, LLC	2007

Carl Bass joined Autodesk in September 1993 and serves as Chief Executive Officer and President. Mr. Bass served as Interim Chief Financial Officer from August 2008 to April 2009. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. He has also held other executive positions within Autodesk. Mr. Bass was a director of McAfee, Inc. until its acquisition by Intel Corporation on February 28, 2011.

Mr. Bass brings to the Board of Directors extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our Chief Executive Officer and President, Mr. Bass possesses a deep knowledge and understanding of Autodesk’s business, operations, employees, the opportunities and risks faced by Autodesk and management’s strategy and plans for accomplishing Autodesk’s goals. His service on the board of directors of McAfee provided Mr. Bass with a strong understanding of his role as a director.

Pursuant to the employment agreement between the Company and Carl Bass, the Company has agreed to continue to nominate Mr. Bass to serve as a member of the Company’s Board of Directors for as long as he is employed by the Company.

Crawford W. Beveridge is the non-executive Chairman of the Board of Directors of Autodesk. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, Inc., including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Mr. Beveridge is a director of Hitachi Global Storage Technologies, Chairman of Scottish Equity Partners Ltd. and a non-executive board member of eSilicon Corporation.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk’s technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board of Directors as non-executive Chairman. Mr. Beveridge’s extensive international experience, gained from his roles as Chief Executive of Europe’s largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board of Directors.

J. Hallam Dawson has served as Chairman of the board of directors of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director of One Pacific Coast Bank.

Mr. Dawson, our longest serving independent director, brings to our Board of Directors over five decades of experience with finance, capital markets and accounting. He has a deep understanding of Autodesk’s business and technology. As the former president of one of the country’s largest banks, Mr. Dawson has the financial acumen necessary to serve on our Audit Committee. His deep international experience also provides him with an understanding of the challenges facing a global company. Mr. Dawson also brings strong consensus-building skills and a functional understanding of the role of the board of directors developed through his service as a director of public and private companies and a charitable organization.

Per-Kristian Halvorsen has served as Chief Innovation Officer and Senior Vice President of Intuit, Inc. since December 2008. Previously, he served as Intuit’s Chief Technology Innovation Officer from 2006 to 2007 and Chief Technology Officer from 2007 to 2008. He was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Prior to holding these positions, Dr. Halvorsen was a laboratory director at the Xerox Palo Alto Research Center, where he worked for 17 years. Dr. Halvorsen is a member of the board of directors of Iron Mountain Incorporated and finn.no.

Mr. Halvorsen is independent and has extensive experience in the technology industry. His over two decades of experience working with various technology companies provides him with a firm understanding of Autodesk’s industry, business and technology. His past service on the board of directors of Symantec Corporation gives Mr. Halvorsen a clear understanding of his role as a director. His years of service as an executive officer at technology companies, including Intuit and HPLabs, provide him with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

Sean M. Maloney has been Executive Vice President and Co-general Manager of Intel Corporation’s Intel Architecture Group (IAG) since December 2009. Previously, Mr. Maloney was Executive Vice President, Chief Sales and Marketing Officer of Intel Corporation from July 2006 to December 2009. Prior to holding these positions, Mr. Maloney held a number of executive positions within Intel Corporation since 1995, and has been with Intel since 1982. Mr. Maloney was on a medical leave of absence from Intel Corporation for most of Autodesk’s fiscal 2011.

Mr. Maloney is independent and brings over two decades of experience in the technology industry. Mr. Maloney’s experience at Intel, including his prior role as Chief Sales and Marketing Officer of Intel, and his time spent overseas, provide him with a strong understanding of Autodesk’s industry, business and technology as well as Autodesk’s international operational challenges. Mr. Maloney’s years of service as an executive officer at Intel provide him with the corporate governance knowledge necessary to serve on our Corporate Governance and Nominating Committee.

Mary T. McDowell has served as Executive Vice President in charge of Nokia’s Mobile Phones unit since July 2010. Previously, Ms. McDowell served as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010 and as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard Company. Ms. McDowell also served as a director of NAVTEQ Corporation until July 2010.

Ms. McDowell, is independent and brings to our Board of Directors extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk’s core mission, business and technology. Ms. McDowell is also a frequent public speaker on topics including strategy leadership and consumer centricity. Her years of service as an executive officer at Nokia and other technology companies, including Compaq Computer Corporation and Hewlett Packard Company, provide her with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

Lorrie M. Norrington has over 30 years of operating experience in technology, software, and internet businesses. Most recently, Ms. Norrington served as an executive at eBay Inc., serving as President of eBay Marketplace from July 2008 to September 2010. Previously, she served in a number of senior management roles at eBay from July 2006 until July 2008. Prior to joining eBay, Ms. Norrington served from June 2005 to July 2006 as President and CEO of Shopping.com, Inc., an online shopping comparison site acquired in 2005 by eBay. Ms. Norrington also served as executive vice president in the office of the CEO of Intuit Inc., a business and financial management software company, from August 2001 to January 2005. Prior to joining Intuit, she served in a variety of executive positions at General Electric Corporation over a twenty-year period, working in a broad range of industries and businesses. Ms. Norrington currently serves on the board of DIRECTV since February 2011. She served on the boards of McAfee, Inc. from December 2009 until its acquisition by Intel in February 2011, and Shopping.com, from June 2004 to August 2005.

Ms. Norrington, the newest member of our Board of Directors, is independent and has extensive experience in online commerce as well as valuable management experience in the technology industry. Her three decades of building businesses and adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a strong understanding of Autodesk’s industry, business and technology and the challenges Autodesk faces as it evolves its business model and adapts to its customers’ needs and demands. In addition, her experience as a chief executive officer provide her with the financial acumen necessary to serve on our Audit Committee.

Charles J. Robel served as the Chairman of the Board of Directors of McAfee, Inc. from October 2006 until its acquisition by Intel Corporation on February 28, 2011. Previously he was a Managing Member and the Chief of Operations for Hummer Winblad Venture Partners, a venture capital firm, from June 2000 to December 2005. Prior to joining Hummer Winblad, Mr. Robel led the High Technology Transaction Services Group of

PricewaterhouseCoopers LLP in Silicon Valley from 1995 until 2000 and served as the partner in charge of the Software Industry Group at PricewaterhouseCoopers from 1985 to 1995. Mr. Robel is the lead director of Informatica Corporation and a director of DemandTec, Inc., and previously served on the boards of directors of Adaptec, Inc., Borland Software Corporation and as referenced above, McAfee, Inc.

Mr. Robel is independent and has extensive experience in accounting and the technology industry. His twenty-six years of experience at PricewaterhouseCoopers brings a valuable perspective to our Board of Directors and a strong understanding of Autodesk’s industry, business and technology. Mr. Robel’s service on the boards of directors of other public companies, such as Adaptec, DemandTec, Informatica and McAfee, has provided a firm understanding of his role as a director. His public accounting experience, investment experience with Hummer Winblad, service on the audit committee of Informatica and role as chairman of the audit committees of DemandTec, Borland Software and Adaptec provide Mr. Robel with the financial acumen and leadership skills necessary to serve as the Chairman of our Audit Committee.

Steven M. West is a founder and partner of Emerging Company Partners, LLC, which was formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. Mr. West is a director of Cisco Systems, Inc.

Mr. West is independent and has extensive experience in the information technology industry. His three decades of experience, which includes founding Emerging Company Partners, LLC, a technology consulting firm, provide Mr. West with a firm understanding of Autodesk’s industry, business and technology. His past service on the boards of directors of several public and private companies provides Mr. West with a firm understanding of his role as a director. His service as a director for a number of companies, including Cisco Systems, and his participation in numerous audit committee and compensation committee focus groups provide Mr. West with the leadership skills and executive compensation knowledge necessary to serve as the Chairman of our Compensation and Human Resources Committee.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2012, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the meeting. The Ernst & Young representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP, and its affiliates, for the fiscal years ended January 31, 2011 and 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$2,303,249	$2,348,400
Audit-Related Fees (2)	18,540	—
Tax Fees (3)	854,025	959,799
All Other Fees (4)	25,000	—

Total	$3,200,814	$3,308,199

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of the Company’s annual financial statements and management’s report on internal controls included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as other services, including statutory audits and services rendered in connection with SEC filings.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to accounting-related consulting services.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	Other fees consisted of Enterprise Risk Management consultation services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP, and its affiliates, to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP, and its affiliates. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP, and its affiliates, during the year. Periodically, the Audit Committee is presented with an update of all pre-approved audit and non-audit services conducted and any new audit and non-audit services to be provided by Ernst & Young LLP, and its affiliates, are updated, if necessary. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at subsequent Audit Committee meetings.

PROPOSAL THREE

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 16 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we intend to communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Following is a summary of some of the key points of our 2011 executive compensation program. See the “Executive Compensation” section beginning on page 16 below for more information.

Executive Compensation Decisions for Fiscal 2011

Our compensation program for fiscal 2011 was established at the beginning of fiscal 2011 during a period of uncertainty. The global economy appeared to continue to be in recession, and many macroeconomic concerns remained from the prior year. In addition, the Company had experienced one of its most difficult financial years during fiscal 2010, and cost controls continued to be emphasized during that period. Against this backdrop, our Compensation Committee took a prudent and conservative approach to setting our Named Executive Officers’ compensation by freezing most Named Executive Officers’ base salaries, reducing the amount of funding for the Company’s executive short-term cash incentive plan, shifting compensation to further emphasize achievement of our operating goals and continuing its practice of long term incentives through stock option grants.

While the basic elements of our compensation program for fiscal 2011—base salary, short-term incentives and long-term incentives—were generally consistent with the elements of our programs in previous fiscal years, the Compensation Committee sought to be conservative in its compensation approach while providing meaningful incentives to achieving our financial goals.

Financial Performance in Fiscal 2011 and its Effect on Executive Compensation Paid for Fiscal 2011

Despite a continued difficult business and economic environment, we experienced an increase in demand for our products and services in all of the geographies and industries we serve during fiscal 2011 as compared to fiscal 2010. This positively impacted our financial results and stock price. In addition, we continued to make progress in controlling our operating costs, which led to year over year improvements in our non-GAAP operating margin. We believe that the improvements in these areas are indications of a broad-based stabilization of our business. The table below sets forth the improvements in our revenue, non-GAAP income from operations and non-GAAP operating margin from fiscal 2010 to fiscal 2011:

	Fiscal 2011	Fiscal 2010	Change
	(in millions, except percentages)
Revenue	$1,951.8	$1,713.7	14%
Non-GAAP income from operations	$418.8	$286.8	46%
Non-GAAP operating margin	21%	17%	28%

Our total stockholder return during fiscal 2011 was 71%, with the Company’s stock price appreciating from $23.81 on the first day of fiscal 2011 to $40.68 on the last day of fiscal 2011, with the stock price reaching its highest price of $42.03 and its lowest price of $22.95 during that period.

Compensation Governance Practices

A number of fundamental elements of our compensation programs support our overall philosophy, which in practice are reflected in a number of our programs and practices, such as: paying-for-performance; a mix of short- and long-term focused compensation; meaningful stock ownership guidelines; prohibiting executive officer’s from “hedging” Autodesk stock; the Compensation Committee’s engagement of its own independent consultant; a change in control program for our executive officers that requires both a change in control of the Company and termination of employment (“double trigger”), and does not provide any “gross-ups;” and a strong risk management program.

We believe that the information we have provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

PROPOSAL FOUR

NON-BINDING VOTE ON THE FREQUENCY OF

THE NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Three beginning on page 10 of this proxy statement. By voting on this Proposal Four, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

After careful consideration, our Board of Directors has determined that a non-binding vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the non-binding vote on executive compensation.

We believe that an annual vote will allow our stockholders the ability to frequently communicate to us their position on our approach to Named Executive Officer compensation through a non-binding executive compensation vote. An annual vote is aligned with our short term cash programs and the metrics that guide those programs as well as with our cycle of granting long term equity compensation to our Named Executive Officers. Our Compensation Committee is responsible for our Named Executive Officer compensation programs and values our stockholders’ opinions. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Compensation Committee or our Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION. THE OPTION RECEIVING THE GREATEST NUMBER OF VOTES (EVERY ONE, TWO OR THREE YEARS) WILL BE CONSIDERED THE FREQUENCY SELECTED BY STOCKHOLDERS.

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board of Directors provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines and Code of Business Conduct

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. For a number of years, we have devoted substantial attention to the subject of corporate governance and have over those years developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board of Directors’ exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. The Board of Directors first adopted the Guidelines in December 1995 and has refined them from time to time since then. For example, in March 2007, the Board of Directors amended the Guidelines to provide for majority voting in director elections, except for contested elections, and to provide that the Board of Directors would only nominate a director who has submitted his or her resignation in advance of an election, which resignation would be contingent on the failure of such director to receive a majority vote and the acceptance of the Board of Directors of such resignation. In March 2009, the Board of Directors again amended the Guidelines to provide for a non-executive Chairman of the Board of Directors. In March 2010, the Board of Directors further amended the Guidelines, among other things, to clearly outline the responsibility of our Board of Directors for the oversight of Autodesk’s risk management. The Guidelines are available on our website at www.autodesk.com under “Investors—Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents and persons reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investors—Corporate Governance.” We last amended our Code of Business Conduct in September 2010. We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market.

Stock Ownership Guidelines

Our directors and executive officers are encouraged to be Autodesk stockholders through participation in our stock option plans. The Board of Directors has established voluntary stock ownership guidelines for our directors and executive officers designed to encourage long-term stock ownership in Autodesk and more closely link their interests with those of our other stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. The Board of Directors reviews progress against these guidelines annually and updates them as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” below for additional information regarding the Company’s voluntary stock ownership guidelines.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Carl Bass, our Chief Executive Officer and President, all of its members are “independent directors” as that term is defined in the listing standards of

The NASDAQ Stock Market. Such independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ listing standards, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure.

Board Meetings and Board Committees

The Board of Directors held a total of six meetings (including regularly scheduled and special meetings) during fiscal 2011. Other than Mr. Maloney, who was on a medical leave of absence during most of our fiscal 2011, no director attended fewer than 75 percent of the total number of meetings of the Board of Directors and committees of which he or she is a member, if any during fiscal 2011. The Company’s Board of Directors currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors Charles J. Robel (Chairman), J. Hallam Dawson and Crawford W. Beveridge, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The NASDAQ Stock Market. The Board of Directors has determined that Messrs. Robel and Dawson are each an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held 13 meetings during fiscal 2011. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

On March 24, 2011, on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors approved the following appointments to the Audit Committee: Charles J. Robel (Chairman), J. Hallam Dawson and Lorrie M. Norrington. The Board of Directors has determined that Mr. Robel, Mr. Dawson and Ms. Norrington are each “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market and that Mr. Robel, Mr. Dawson and Ms. Norrington are each an “audit committee financial expert” as defined in rules of the SEC. These appointments will be effective immediately following the Company’s Annual Meeting of Stockholders on June 16, 2011.

See “Report of the Audit Committee of the Board of Directors” below for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Steven M. West (Chairman), Per-Kristian Halvorsen and Mary T. McDowell, each of whom qualifies as an independent director under the listing standards of The NASDAQ Stock Market.

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options and restricted stock to executive officers and non-executive employees under our stock plans. Because options are granted automatically to non-employee directors under the non-discretionary 2010 Outside Directors’ Stock Plan, the Compensation and Human Resources Committee

consists solely of non-employee directors ineligible to participate in the Company’s discretionary employee stock programs. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of Autodesk’s processes and procedures for the consideration and determination of executive compensation.

The Compensation and Human Resources Committee held seven meetings during fiscal 2011. The Compensation and Human Resources Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

The “Compensation Committee Report” is included in this proxy statement on page 31.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Per-Kristian Halvorsen (Chairman), Crawford W. Beveridge and Sean Maloney, each of whom qualifies as an independent director under the listing standards of The NASDAQ Stock Market.

The Corporate Governance and Nominating Committee is responsible for the development of general criteria regarding the qualifications and selection of members of the Board of Directors and recommending candidates for election to the Board of Directors. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board of Directors and reviewing and making recommendations regarding director composition and the mandates of Board of Directors committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of the Company; for more information, see “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board of Directors.”

The Corporate Governance and Nominating Committee held four meetings during fiscal 2011. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.”

Board Leadership Structure

Our Corporate Governance Principles provide that the Board of Directors shall fill the Chairman of the Board of Directors and Chief Executive Officer positions after consideration of a number of factors, including current size of our business, composition of the Board of Directors, current candidates for such positions, our succession planning goals and the like. We currently separate the positions of Chief Executive Officer and Non-executive Chairman of the Board of Directors. Since March 2009, Mr. Beveridge, one of our independent directors who previously served as our Lead Director, has served as our non-executive Chairman of the Board of Directors. Our Corporate Governance Principles also provide that in the event that the Chairman of the Board of Directors is not an independent Director, the Board of Directors should elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board of Directors or the Lead Independent Director include: setting the agenda for each meeting of the Board of Directors, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board of Directors, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board of Directors allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board of Directors to lead the Board of Directors in its fundamental role of providing independent advice to and oversight of management. The Board of Directors believes that having an independent director serve as Chairman of the Board of Directors is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

In addition, as described in more detail below, our Board of Directors has three standing committees, each chairman and each member of which is an independent director. Our Board of Directors delegates substantial responsibility to each committee of the Board of Directors, which reports their activities and actions back to the full Board of Directors. We believe that the independent committees of our Board of Directors and their chairpersons are an important aspect of the leadership structure of our Board of Directors.

Risk Oversight

Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board of Directors, our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board of Directors in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of our executive officers’ appetite for risk and its determination of what constitutes an appropriate level of risk for Autodesk. The full Board of Directors receives updates from our executive officers and outside advisors regarding certain risks the company faces, including litigation, corporate governance best practices and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board of Directors, and director succession planning. Our Board committees report their findings to the full Board of Directors.

Senior executive officers attend all meetings of the Board of Directors and its standing committees and are available to address any questions or concerns raised by the Board of Directors on risk management-related and any other matters. Annually, the Board of Directors holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for the company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other Company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) relationships between directors and the Company’s customers and suppliers, and (4) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and the Company’s business in particular, (4) have qualifications that will increase overall Board of Directors effectiveness, (5) have varied and divergent experiences, viewpoints and backgrounds and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board of Directors candidates who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•

After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees; however, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Recently, the Corporate Governance and Nominating Committee reviewed the size and composition of our Board of Directors. On March 24, 2011, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors amended the Company’s bylaws to increase the size of the Board of Directors from eight to nine members, to allow for the appointment of Lorrie M. Norrington to the Board of Directors. The Board of Directors (which includes our Chief Executive Officer) utilized the services of a third party search firm to help it identify, screen, conduct background investigations of, and interview potential director candidates. This process resulted in the appointment of Lorrie M. Norrington on March 24, 2011.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. Six of our then nine directors attended the Company’s 2010 Annual Meeting of Stockholders.

Contacting the Board of Directors

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

Our compensation objectives are to enhance long-term stockholder value by:

•	rewarding our executive officers for meeting or exceeding the Company’s strategic and financial goals, and individual performance goals; and

•	effectively attracting, retaining and motivating high caliber executive officers who can meaningfully contribute to the success of our Company and demonstrate leadership for our employees.

These objectives guide the decisions of the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) regarding compensation for our executive officers.

In practice, we seek to link compensation to performance and to the long-term interests of our stockholders by:

•	ensuring that our executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance;

•

establishing compensation opportunities that are competitive with prevailing practices for our industry, the stage of our growth, and the dynamic and challenging technology labor markets in which we operate;

•	assessing performance against companywide key metrics as well as individual goals;

•	utilizing a combination of plans that balance rewards for annual and longer-term performance, mitigating potential risk-taking by any one executive; and

•	using equity incentive plans, which reward for long-term increases in the value of our stock.

Named Executive Officers

Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 31 are referred to as our “Named Executive Officers.” For fiscal 2011, our Named Executive Officers were:

•	Carl Bass, Chief Executive Officer and President

•	Mark J. Hawkins, Executive Vice President and Chief Financial Officer

•	George M. “Ken” Bado, former Executive Vice President, Sales and Services

•	Jay Bhatt, Senior Vice President, Architecture, Engineering and Construction

•	Pascal W. Di Fronzo, Senior Vice President, General Counsel & Secretary

The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables and discussion contained below, beginning on page 31.

On December 14, 2010, Mr. Bado announced his intention to resign as our Executive Vice President, Sales and Services. In connection with Mr. Bado’s resignation, we entered into a Separation Agreement (the “Separation Agreement”) with Mr. Bado on January 28, 2011. A description of the Separation Agreement is found in “Executive Compensation—Change in Control Arrangements and Employment Agreements,” below.

Summary of Executive Compensation in Fiscal 2011

This summary section is intended to help you understand how we met our compensation objectives described above during fiscal 2011 by:

•	structuring fiscal 2011 executive compensation in light of the macroeconomic environment and anticipated Company performance;

•	paying executive compensation based on financial and other performance during fiscal 2011; and

•	establishing and following sound compensation governance practices.

Global economic uncertainty at the beginning of fiscal 2011, the improved economic and market environment during fiscal 2011 and the positive impact of this environment on our financial performance affected our Named Executive Officers’ compensation in several ways, as described below.

Executive Compensation Decisions for Fiscal 2011

Our compensation program for fiscal 2011 was established at the beginning of fiscal 2011 during a period of uncertainty. The global economy appeared to continue to be in recession, and many macroeconomic concerns remained from the prior year. In addition, the Company had experienced one of its most difficult financial years during fiscal 2010, and cost controls continued to be a point of Company emphasis. Against this backdrop, our Compensation Committee took a prudent and conservative approach to setting our Named Executive Officers’ compensation as follows:

•

Executive officers’ base salaries, including our Named Executive Officers’ salaries, remained frozen at fiscal 2010 levels, except Mr. Bhatt. This effectively meant that executive officer salaries were at the same level as fiscal 2009 since the Company similarly froze salaries from fiscal 2009 to fiscal 2010. Portions of our Named Executive Officers’ salaries for fiscal 2009 and fiscal 2010 were temporary reduced by 10%, which is excluded from the levels noted in the preceding sentence.

•

Our short-term cash incentive plan (a cash bonus plan known as our Executive Incentive Plan or EIP) was set to fund at 75% of aggregate employee target payouts if we met our financial plan, and to fund at 100% (or more) of aggregate employee target payouts only if we meaningfully exceeded our plan.

•

Award targets (as a percent of base salary) of our short-term cash incentive plan, were increased to shift even more focus on achieving financial performance improvement against the annual operating goals set for the fiscal year, including increased revenue and improved non-GAAP operating margin. This effectively shifted cash compensation to short term performance based awards rather than salary.

•

Executive stock option grants with standard four year vesting were made to aid executive retention and alignment with shareholder interests. No restricted stock awards were made except in connection with the short-term cash incentive plan.

While the basic elements of our compensation program for fiscal 2011—base salary, short-term incentives and long-term incentives—were generally consistent with the elements of our programs in previous fiscal years, the Compensation Committee sought to be conservative in its compensation approach while providing meaningful incentives to achieving our financial goals.

Financial Performance in Fiscal 2011 and its Effect on Executive Compensation Paid for Fiscal 2011

Despite a continued difficult business and economic environment, we experienced an increase in demand for our products and services in all of the geographies and industries we serve during fiscal 2011 as compared to fiscal 2010. This positively impacted our financial results and stock price. In addition, we continued to make progress in controlling our operating costs, which led to year over year improvements in our non-GAAP operating margin. We believe that the improvements in these areas are indications of a broad-based stabilization of our business. The table below sets forth the improvements in our revenue, non-GAAP income from operations and non-GAAP operating margin from fiscal 2010 to fiscal 2011:

	Fiscal 2011	Fiscal 2010	Change
	(in millions, except percentages)
Revenue	$1,951.8	$1,713.7	14%
Non-GAAP income from operations	$418.8	$286.8	46%
Non-GAAP operating margin	21%	17%	28%

Our total stockholder return during fiscal 2011 was 71%, with the Company’s stock price appreciating from $23.81 on the first day of fiscal 2011 to $40.68 on the last day of fiscal 2011, with the stock price reaching its highest price of $42.03 and its lowest price of $22.95 during that period.

Our revenue increased 14% during fiscal 2011 as compared to fiscal 2010, and our non-GAAP operating margin (which excludes stock-based compensation, amortization of certain purchased intangible assets, restructuring charges and impairment of goodwill) increased 28% during fiscal 2011 as compared to fiscal 2010. Although our financial results in fiscal 2011 have not returned to the levels that we achieved several years ago, they exceeded our expectations and the financial targets set at the beginning of fiscal 2011. As a result of our financial results for fiscal 2011, our Named Executive Officers’ compensation increased from fiscal 2010 levels. Specifically:

•

As a direct result of the Company exceeding its financial targets, our short-term cash incentive plan paid out well above the 75% of the target funding level set at the beginning of fiscal 2011. Short-term cash incentive, in aggregate, for our Named Executive Officers increased 35% over the amount paid in fiscal 2010 while the Company’s revenue and non-GAAP operating margin increased 14% and 28%, respectively.

•

Long-term equity incentives in fiscal 2011 continued to constitute a significant portion of each of our Named Executive Officers’ compensation. The cost to the Company of this compensation is reported in the compensation tables beginning on page 31. The value to our executives of this type of compensation is directly linked to the performance of our stock price (“over time”), aligning our executives’ interests with our stockholders’ interests. As described above in this section, our stock price appreciated 71% during fiscal 2011, and as a result the intrinsic value of equity granted to our Named Executive Officers prior to fiscal 2011 increased.

Compensation Governance Practices

A number of fundamental elements of our compensation programs support our overall philosophy, which in practice are reflected in a number of our programs and practices, such as:

•	Pay-for-performance.

•	Mix of short- and long-term focused compensation.

•	Stock ownership guidelines that have been exceeded by each of our Named Executive Officers.

•

A “no-hedging” policy in our insider trading policy that prohibits our directors, named executive officers, other executive officers and certain employees from trading in derivative securities of Autodesk.

•	The Compensation Committee’s engagement of its own independent consultant that does not provide any services to management and had no prior relationship with any of our Named Executive Officers.

•

A change in control program for our Named Executive Officers that requires both a change in control of the Company and termination of employment (“double trigger”) and does not provide any “ gross-ups.”

•	A strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees.

Authority for Executive Compensation Decisions

As of the end of fiscal 2011, the Compensation Committee consisted of three independent, nonemployee directors as defined by the listing standards of The NASDAQ Stock Market:

•	Steven M. West (Chairman)

•	Per-Kristian Halvorsen

•	Mary T. McDowell

Sean M. Maloney also served on the Compensation Committee through June 10, 2010 (the date of the Company’s Annual Stockholder’s meeting) prior to his appointment to the Corporate Governance Committee.

The Compensation Committee:

•	Has the authority to approve the objective and structure of our compensation programs for our executive officers, including Named Executive Officers.

•	Is responsible for ensuring that our executive officer compensation programs are effectively designed, implemented and administered with sound corporate governance practices.

•

Aligns its decisions with our overall compensation objectives, and seeks to balance pay with performance and potential compensation risks to ensure long-term enhancement to our stockholder’s investments.

•	Annually reviews and approves compensation for our Chief Executive Officer (“CEO”) and President and other executive officers.

This includes:

•	base salaries,

•	short-term cash incentives,

•	equity incentive grants,

•	employment agreements and severance arrangements,

•	change-in-control provisions,

•	other benefits or compensation arrangements.

In determining our CEO’s compensation, the Compensation Committee solicits input from the full Board of Directors before making final decisions.

In addition, the Board of Directors has delegated to the Compensation Committee authority to grant stock options, restricted stock units and other equity grants to Autodesk’s executive officers and other employees. The Compensation Committee’s charter and additional information about the Compensation Committee are available at www.autodesk.com under “Investors—Corporate Governance.”

Role of Company Management in Compensation Decisions

The Compensation Committee sets compensation for our executive officers, including our Named Executive Officers.

Certain officers such as our CEO; Senior Vice President of Human Resources and Corporate Real Estate; the vice president responsible for compensation and benefits; and other employees from our Human Resources, Finance, and Legal organizations may assist and support the Compensation Committee by, for example, developing compensation proposals for Compensation Committee consideration, analyzing competitive compensation information, and providing analyses of the status of compensation programs such as levels of equity ownership held by executive officers and gains in equity holdings that remain contingent upon subsequent vesting provisions. However, these individuals do not have decision-making authority in regards to executive officer compensation, and our CEO is not present during the Compensation Committee’s deliberations or voting on his compensation.

Our CEO annually reviews the performance of our other executive officers, including the other Named Executive Officers, with our Compensation Committee. As part of this review, the CEO recommends salary adjustments, short-term cash incentives and equity incentive awards, promotions, and other compensation and benefits. The Compensation Committee reviews these recommendations, but has final authority to set these amounts in its discretion.

In all cases, ultimate discretion for the level, type and mix of executive compensation in total and for each individual executive officer rests with the Compensation Committee.

Use of Outside Consultants

While management may use compensation consultants to assist in the evaluation of CEO or executive officer compensation, the Compensation Committee has the sole authority to retain and terminate its own compensation consultant as it deems appropriate. The compensation consultant’s role is to provide independent third-party advice to assist the Compensation Committee in evaluating and designing our executive compensation policies and programs. While the compensation consultant reports directly to the Compensation Committee, there is interaction between the compensation consultant and our employees as part of the process of providing executive compensation data to the Compensation Committee. In addition, the compensation consultant and our executive officers discuss overall Company goals and objectives.

The Compensation Committee also has authority to obtain independent advice and assistance from internal or external legal, accounting, or other advisors.

Independent Advisor Engaged in Fiscal 2011	Activities

Towers Watson & Co.

•    Advised the Compensation Committee on executive compensation decisions through September 2010

•    Assisted in evaluating the peer group of companies the Compensation Committee uses to identify competitive compensation trends and levels (see “Benchmarking of Compensation” below)

•    Provided relevant market data, including competitive and best practices.

Independent Advisor Engaged in Fiscal 2011	Activities

Pay Governance

•    Replaced Towers Watson & Co. in September 2010 when primary consultant changed firms; as a result, moved from a multi-line consulting advisor to an executive compensation “boutique” thus enhancing advisor independence

•    Advised the Compensation Committee on executive compensation decisions

•    Assisted in evaluating the peer group of companies the Compensation Committee uses to identify competitive compensation trends and levels (see “Benchmarking of Compensation” below)

•    Provided relevant market data, including competitive and best practices.

Compensia	• Provided review, analysis, and recommendations for updating the Executive Change in Control program in light of both competitive and “best” practices

Benchmarking of Compensation

To ensure that our executive compensation practices, including base salaries, target short-term cash incentives, and equity grants are competitive and meet our compensation objectives, the Compensation Committee uses the independent third-party executive compensation data and services referenced above. The data and services reviewed by the Compensation Committee provide information on the compensation practices of a group of companies in our industry as well as competitors for executive talent (collectively, our “peer group”).

The Compensation Committee uses the compensation information about the pay practices of our peer group, and broader technology industry practices, to assist it in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation, and relative compensation among our executive officers. In fiscal 2011, the Compensation Committee used as reference material executive compensation information and data provided by AON/Radford and Equilar.

Specifically, we set the total compensation target for each of our executive officers to be within the range of total compensation packages for similar jobs offered by companies in our peer group. In practice, actual compensation awards may be above or below that typical of the peer group, depending on Company performance and individual experience, skills and performance of each executive officer.

We believe that targeting the range of total compensation packages of our peer companies keeps our compensation competitive and within market norms, while also providing flexibility for increases in compensation for those executive officers demonstrating extraordinary leadership and contribution to the Company and particular skills or expertise.

For fiscal 2011, our Named Executive Officers’ compensation (base salary, short-term cash incentive target and equity incentive compensation) in aggregate was within approximately 2% of similar compensation pay for similar positions with companies in our peer group.

For fiscal 2011, the companies in our peer group are listed below.

Benchmark Companies
Adobe Systems Incorporated	Electronic Arts, Inc.
BMC Software, Inc.	Intuit, Inc.
CA, Inc.	McAfee, Inc.
Cadence Design Systems Inc.	NetApp, Inc.
Citrix Systems, Inc.	Symantec Corporation
eBay, Inc.	VMware, Inc.
EMC Corporation	Yahoo, Inc

These companies all have headquarters located in the San Francisco Bay Area, with the exception of BMC Software with headquarters in Houston, Texas; CA, Inc. with headquarters in Islandia, New York; and EMC Corporation with headquarters in Hopkinton, Massachusetts.

Our peer group is reviewed and updated, as necessary, each year to ensure that the comparisons are meaningful. Several factors are considered in selecting our peer group, including industry, products and services offered, revenue level, geographic location, and competition for executive talent in our labor markets. McAfee will be removed from the peer group in fiscal 2012 as a result of its acquisition by Intel Corporation in February 2011.

Elements of Executive Compensation Programs

Autodesk’s executive compensation program has three key components:

•	base salary,

•	short-term cash incentive, and

•	long-term equity incentives

The Company also provides a comprehensive benefits program and, under certain circumstances, severance.

These programs are designed to attract, retain, and motivate highly effective executive officers to achieve our business goals and improve stockholder value, by linking compensation to our overall strategic and financial performance, while seeking to ensure that our executive officers do not take unnecessary or excessive risks that could harm the Company and our stockholders. These programs are also intended to mitigate potential conflicts between incentives that benefit any one executive to the detriment of the Company and our stockholders. Although the amount and mix of each of these three key components generally are determined by objective assessment, the Compensation Committee retains and exercises judgment and subjective assessments in its ultimate compensation decisions.

Elements of Executive Compensation Program	Purpose

Base Salary

Base salary provides fixed annual cash compensation set at a competitive level that recognizes the scope, responsibility and skills required of the position.

Base salary compensation is a reliable source of income for our executive officers, an important part of retaining our executive officers, and is not subject to the variability of the short-term cash incentive and long-term equity incentive components of our executive compensation programs.

Short-term Cash Incentive Plan and Sales Commissions

Our annual short-term cash incentive plan is intended to motivate and reward participants to ensure Autodesk achieves its annual financial and non-financial objectives as well as individual objectives.

Sales commissions are a portion of total targeted cash compensation designed to motivate sales executives to achieve revenue and contribution targets.

Elements of Executive Compensation Program	Purpose

Long-term Incentives—Equity-based Compensation

Equity incentive awards provide employees and executive officers the opportunity to be rewarded for increases in our stock price, which we believe aligns the interests of our employees and executive officers with those of our stockholders.

•    Stock options remain our primary equity incentive vehicle and are intended to direct executive attention to the importance of sustained, long-term revenue growth and profitability

•    Restricted stock units are granted as an additional retention tool to provide compensation to our executive officers despite the volatility of our stock price.

Both stock options and restricted stock units are commonly used equity awards in the software and technology industry, and have become integral components of competitive compensation in our industry.

Vesting periods between two years (in the case of restricted stock units) and four years (in the case of stock options) encourage employees and executive officers to remain with the Company and focus on longer-term results.

Benefits/Perquisites	Health and welfare programs include medical, 401(k) matching, non-qualified deferred compensation plan, life insurance, paid time off and leaves of absence. We also provide for supplementary non-core benefits to accommodate regulatory, cultural and/or practical differences in the different geographies in which we have operations.

Compensation Program Design and Practices

Base Salary

Each of our executive positions is assigned to an executive salary grade level and associated pay range based on an internal assessment of each position’s impact and scope of responsibility. The midpoints of the salary ranges are developed to reflect the increasing scope of responsibility at progressively higher executive levels and to remain competitive within our peer group. The midpoint of each range generally falls in the middle range of pay for similar jobs within our peer group. In general, an executive officer who is new or less experienced in his or her role will be paid lower in the range than an executive officer who has demonstrated proven performance in his or her role for many years, is highly proficient in the skills required for his or her role and applies those skills to very high levels of achievement.

We believe that generally targeting the overall range of salary compensation of our peer group keeps our salary component competitive and balanced, and provides the Compensation Committee the flexibility to increase compensation in its discretion.

Base salaries for executive officers are set annually by the Compensation Committee, typically at its March meeting. Promotion or any appropriate adjustments required during the year may be approved at other meetings. In March 2010, the Compensation Committee considered the benchmark analysis of base salary of our peer group, our CEO’s assessment of each executive officer’s experience, skills and performance level, the general state of the economy and the Company’s performance. For the CEO, the Compensation Committee consulted the full Board of Directors to conduct a similar assessment of his experience, skills and performance.

Based on those factors in aggregate, and the general state of the economy specifically, our executive officers’ salaries were not increased in fiscal 2011, except for Mr. Bhatt. An increase in Mr. Bhatt’s salary was approved by the Compensation Committee to recognize his ongoing unique contributions and leadership.

Short-term Cash Incentive Plan

The structure of our stockholder approved short-term cash incentive plan provides the Compensation Committee with the authority to provide short-term cash incentives that qualify as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, provided that certain steps are taken each year. If such steps are not taken by the Compensation Committee, our short-term cash incentive plan still acts as a short-term cash incentive plan, but without qualifying as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. For fiscal 2011, due in large part to the economic uncertainties at the beginning of fiscal 2011, the Compensation Committee elected not to take steps under our short-term cash incentive plan to create qualifying deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Funding of the short-term cash incentive plan was dependent on the achievement of certain revenue and non-GAAP operating margin levels for fiscal 2011. Details of those amounts are provided below. Non-GAAP operating margin for fiscal 2011 excluded certain costs and expenses, including stock-based compensation expense, amortization of certain purchased intangibles, restructuring charges and goodwill impairment charges. We believe that the use of a non-GAAP operating margin rather than a GAAP operating margin focuses our executive officers on the on-going operations of our business and encourages long-term growth strategies such as acquisitions and in-process research and development investments.

Elements of short-term cash incentive plan performance criteria include financial performance targets and individual performance. All participants share the same financial performance goals, which are focused on annual revenue growth and profitability, as described in greater detail below. All participants also have unique annual non-financial individual performance goals that consist of specific business objectives and management effectiveness goals. Although the financial performance targets are objective and quantitative, the individual performance goals are subjective, qualitative and permit the Compensation Committee to use discretion in determining the success of these criteria.

Target Awards

The Compensation Committee set target short-term cash incentive amounts for each eligible participant based on his or her salary grade. These targets are percentages of such executive officer’s salary, and range from 125% in the case of our CEO to 16.7% in the case of our former Executive Vice President, Sales and Services. These targets are set against each executive officer’s annualized base salary. An executive officer may receive amounts below or above this target award. Target awards for our Named Executive Officers under the short-term cash incentive plan were each approximately:

Short-Term Cash Incentive Plan Participant	Short-Term Cash Incentive Target (as % of base salary)
Carl Bass, Chief Executive Officer and President	125%
Mark J. Hawkins, Executive Vice President and Chief Financial Officer	75%
George M. Bado, former Executive Vice President, Sales and Services	16.7%
Jay Bhatt, Senior Vice President, Architecture, Engineering and Construction	75%
Pascal W. Di Fronzo, Senior Vice President, General Counsel & Secretary	75%

Financial Targets

For fiscal 2011, the Compensation Committee also set financial performance targets that increased funding with an increase of revenue and non-GAAP operating margin. The following represents funding at two financial performance levels, “Baseline Performance” and “Stretch Performance”:

•	Anything below the “Baseline Performance” target would have resulted in less than 75% funding.

•	Anything above the “Stretch Performance” target would have resulted in more than 100% funding.

Fiscal 2011 Performance Targets

Performance Level	Performance Target	Funding as a % of Target Funding
“Baseline” Performance	Revenue: $1.795 billion Non-GAAP Operating Margin: 18.6%	75% of Target Funding

“Stretch” Performance	Revenue: $1.834 billion Non-GAAP Operating Margin: 20.0%	100% of Target Funding

Individual Performance Goals

For fiscal year 2011, each named executive officer’s individual performance goals were to support the following broad corporate performance goals:

Fiscal 2011 Broad Corporate Goals

Increase Revenue and Margin
Improve Customers’ Experience in all of their Interactions with Autodesk
Ensure Autodesk Remains a Truly Great Place to Work

Fiscal 2011 Results. For fiscal 2011, the Company’s revenue was approximately $1.952 billion and non-GAAP operating margin was approximately 21.4%.

The achievement of these financial targets resulted in an overall annual short-term cash incentive funding at 127% of the otherwise target short-term cash incentives which are described below. For fiscal 2011, the Compensation Committee assessed each participant’s individual goals, including management effectiveness and achievement of the broad corporate goals. Based on these factors, including the financial performance targets outlined above, a participant may receive actual short-term cash incentive that is larger or smaller than his or her target award amount, or may receive no short-term cash incentive whatsoever. The actual award for executive officers reflects a combination of the target award, financial performance, and assessment of the individual’s performance during the year, and reflects the discretionary authority of the Compensation Committee.

Actual Awards to Individuals. As discussed above, the Compensation Committee determines the actual awards based not only on the financial performance targets discussed above, but also on an evaluation of each individual’s performance. The Compensation Committee makes these determinations using its discretion, and the Compensation Committee does not specifically weight any particular factor nor apply any prescribed formula in determining the amount of the actual awards.

At its March 2011 meetings, the Compensation Committee reviewed our financial performance and the individual performance of each of our Named Executive Officers for fiscal 2011. The achievement of the financial performance targets resulted in an overall annual short-term cash incentive funding at 127% of the target short-term cash incentive amounts.

Accordingly, at its March 2011 meeting, the Compensation Committee approved short-term cash incentive plan payouts for Named Executive Officers approximately as follows:

Participant	Approved Short-Term Cash Incentive Plan Payout percent of Base Salary	Short-Term Cash Incentive Plan Payout as % of Target Award

Carl Bass	158.8%	127.0%

Mark J. Hawkins	95.2%	127.0%

George M. Bado (a)	0.0%	0.0%

Jay Bhatt	95.2%	127.0%

Pascal W. Di Fronzo	95.8%	128.0%

(a)	Mr. Bado is not eligible for a short-term cash incentive plan payout because he was not an Autodesk employee on the payment date.

Details of these amounts can be found in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below.

Short-term Cash Incentive—Autodesk Sales Compensation Plan. In addition to at-risk compensation under the short-term cash incentive plan, Mr. Bado, our former Executive Vice President, Sales and Services, had a portion of his targeted cash compensation tied to sales commissions based on achievement of specific revenue and contribution margin objectives. For fiscal 2011, Mr. Bado’s commission-based cash incentive target was set at approximately 38% of his overall targeted cash compensation, which includes base salary and short term cash incentives (including commission-based cash incentive). Of this 38% target, approximately 34% related to the achievement of a specific revenue objective, and approximately 4% related to a specific contribution margin objective. Payouts for the revenue objective target set for Mr. Bado did not have a pre-set maximum limit, although the payouts for the contribution margin objective did have a preset maximum limit equal to the target amount. For fiscal 2011, the Company’s revenue exceeded the target set for Mr. Bado, which was the target set for our short-term cash incentive plan, noted above. In addition, Mr. Bado met the contribution margin threshold set for him. The contribution margin target set for Mr. Bado in fiscal 2011 was lower than the contribution margin set for Mr. Bado in fiscal 2010. Given the challenges that the Company faced in fiscal 2011, the Company believes that targets set for Mr. Bado’s commission-based cash incentive represented a reasonable but achievable target. As a result of Mr. Bado exceeding these targets, Mr. Bado’s actual commission-based cash incentive was approximately 57% of his overall actual cash compensation. Details of the amounts paid to Mr. Bado as sales commissions can be found in the table below, as well as in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure” below.

	Target Short- Term Cash Incentive Compensation	Percent of Target Short- Term Cash Incentive Compensation	Actual Short- Term Cash Incentive Compensation	Percent of Actual Short- Term Cash Incentive Compensation
Sales commissions - revenue	$300,000	71.5%	$611,575	93.9%
Sales commissions - operating margin	40,000	9.5%	40,000	6.1%
Short-term cash incentive plan (EIP) (a)	80,000	19.0%	—	0.0%

	$420,000	100.0%	$651,575	100.0%

(a)	Mr. Bado is not eligible for a short-term cash incentive plan payout because he was not an Autodesk employee on the payment date.

As noted above, on December 14, 2010, Mr. Bado announced his intention to resign as our Executive Vice President, Sales and Services. In connection with Mr. Bado’s resignation, we entered into a Separation Agreement with Mr. Bado on January 28, 2011. A description of the Separation Agreement is found in “Executive Compensation—Change in Control Arrangements and Employment Agreements,” below.

Long-term Incentives—Equity-based Compensation

In determining actual grants of stock options and restricted stock units to executive officers, the Compensation Committee considers several factors, including the unvested option and restricted stock unit position of each executive officer, the value of those options and restricted stock units compared to other Company executive officers, the mix of incentives between options and restricted stock units, competitive pay practices within our peer group and the individual performance of the executive officer.

The Compensation Committee uses “new hire,” “promotion,” and “ongoing” stock grant guidelines in determining the appropriate size of grants. The stock grant guidelines reflect the range of typical competitive practices of our peer group. The Compensation Committee has authority to exceed these guidelines within the limits prescribed under the stock plan approved by stockholders. The current stock plan limits any individual option grant to 1,500,000 shares and any restricted stock grant (including restricted stock units) to 300,000 shares, except grants to individuals in their first fiscal year of service. In that case, the limit is 3,000,000 shares for an option grant, and 600,000 shares for a restricted stock awards (including restricted stock units).

All equity grants to executive officers are made by the Compensation Committee. Approval of annual equity grants for executive officers occur at regularly scheduled quarterly meetings of the Compensation Committee.

Historically, the Compensation Committee has approved equity grants to newly-hired executive officers at its first quarterly meeting following the executive officer’s hire date, although the Compensation Committee may also approve equity grants to newly-hired executive officers at the Compensation Committee meeting at which the appointment of the new executive officer is approved. The Compensation Committee also approves promotion grants at the Compensation Committee meeting at which the promotion is approved, or at the next quarterly Compensation Committee meeting following the promotion.

Although long-term incentives through equity awards represented a significant portion of most of our Named Executive Officers’ total fiscal 2011 compensation, it represents a variable component of compensation for which full value may not be realized due to stock market conditions, availability of trading windows, vesting conditions, expiration of the awards and the like.

Equity Incentive Deferral Plan. The Equity Incentive Deferral Plan (the “Deferral Plan”) encourages our executive officers to maintain equity ownership in the Company, which we believe aligns the interests of our executive officers with those of our stockholders. Under the Deferral Plan, eligible executive officers, including certain Named Executive Officers, may elect to defer up to 50% of their cash incentive award earned under the short-term cash incentive plan, and have any such deferred amounts granted in the form of restricted stock units (the “Base RSUs”). The Base RSUs are fully vested as of the date of grant and have a distribution date on or about the third anniversary of the grant date. As an incentive for participating in the Deferral Plan, for every three Base RSUs purchased by a participating executive, the Company issues one additional restricted stock unit (the “Premium RSUs”). The Premium RSUs are granted with a vesting date and a distribution date on or about the third anniversary of the grant date.

Executive officers may make an election to participate in the Deferral Plan no later than the end of the calendar year immediately prior to the year in which such services are to be performed.

Equity Grant Policies. Our Board of Directors has established the following policies to govern the granting of equity awards:

Equity Grant Policies

Limitation on Number of Equity Awards Granted	For fiscal 2011, the aggregate number of shares underlying equity awards granted under our 2008 Employee Stock Plan was limited to no more than 3.5% of our outstanding Common Stock as of the end of fiscal 2010.

The 3.5% limitation calculation was based on total (“gross”) awards and is not net of cancellations or forfeitures. In calculating whether the 3.5% limitation had been reached, no equity awards issued in connection with a merger, acquisition, or similar business combination or the appointment of new senior executive officers, such as a chief executive officer, chief financial officer, or chief operating officer, were included in the calculation for total shares granted. In addition, each restricted stock unit granted is counted as two shares toward this limitation.

For fiscal 2011, the aggregate number of equity grants represented less than 3.5% of our common shares outstanding as of January 31, 2010.

Prohibition Against Stock Option Repricing	Repricing of stock options is prohibited without stockholder approval. This restriction exists in all of our equity plans, including our 2008 Employee Stock Plan, as amended and restated, and 2010 Outside Directors’ Stock Plan. A similar policy was in place for our prior employee stock plan.

Nonstatutory Stock and Incentive Stock Options	In general when issuing options, we issue only nonstatutory stock options to employees and executive officers, with the exception of grants to those executive officers subject to the stock ownership guidelines described below.

We have limited our use of incentive stock options (ISOs) because of the heavier financial burden they place on the Company. However, because ISOs provide special tax advantages to the recipient if the stock is held for a certain period of time following exercise, we provide ISOs to certain executive officers to facilitate their meeting our stock ownership guidelines discussed below. ISOs are granted to these few individuals only to the extent allowable by applicable Internal Revenue Code limits. Any excess options are nonstatutory stock options.

Stock Option Grant Exercise Price	For fiscal 2011, the exercise price for stock option grants equaled the fair market value of the Company’s Common Stock on the date of grant. This is defined as the closing price quoted on the NASDAQ Global Select Market on the grant date.

Stock Grant Vesting and Expiration

All stock options granted in fiscal 2011 vest according to the nature of the grant and the level of the recipient. All stock options granted to executive officers in fiscal 2011, expire seven years from the date of grant. Grants made under the amended 2008 employee stock plan have 10 year terms.

•

Executive Officer and all other vice president stock option grants (new hire, promotion and performance grants) have four-year vesting, with one-fourth of the total grant vesting on each grant anniversary date for four years.

•	Other non-vice president stock option grants have three-year vesting, with one-third of the total grant vesting on each grant anniversary date for three years.

•	Standard new hire stock option grants (50 to 100 shares, depending on country) vest in full on the one-year anniversary of the grant date.

Typically, other than “base RSUs” acquired in exchange for cash otherwise payable under our short-term cash incentive plan, restricted stock units granted to our executive officers vest in full on or about the third anniversary of the grant date.

Stock Ownership Guidelines for Executive Officers and Prohibition on Hedging	The Board of Directors believes that stock ownership by executive officers is important to tie the risks and rewards inherent in stock ownership of the Company to our executive officers. Consequently, the Board of Directors has adopted voluntary guidelines for executive officer stock ownership. These voluntary ownership guidelines provide that executive officers are encouraged to hold a fixed number of shares for each level of executive officer rather than a multiple of salary. This requirement is intended to create clear guidelines that tie a portion of our executive’s net worth to the performance of our stock price.

The current stock ownership guidelines are as follows:

Position	Ownership Guidelines
Chief Executive Officer	100,000 shares
Executive Vice President	30,000 shares
Senior Vice President	15,000 shares

These voluntary stock ownership guidelines are applicable only to those executive officers who are also subject to Section 16 of the Exchange Act. Our executive officers have four years from either December 2008 or the promotion to a new, higher-level position, whichever is later, to achieve the recommended levels of stock ownership to comply with these voluntary stock ownership guidelines. The executive can achieve the recommended levels through exercising vested stock options or by purchasing stock either in the open market or through the Employee Stock Purchase Plan. For purposes of achieving the voluntary stock ownership guidelines, both vested and unvested restricted stock and restricted stock units are counted towards the voluntary guidelines.

As of the end of our fiscal 2011, all Named Executive Officers met the voluntary stock ownership guidelines outlined above.

Under the Company’s insider trading policy, all members of the Board of Directors and executive officers are prohibited from trading put and call options relating to the Company’s stock, or in making “short sales” of the Company’s stock.

In fiscal 2011, stock options and restricted stock units were the only equity grants made to our executive officers. At its March 2010 meeting, the Compensation Committee reviewed the factors discussed above and awarded options to the Named Executive Officers based on individual performance and grant values of our peer group for comparable executive officers. In March 2010, the Compensation Committee also approved grants of restricted stock units in connection with the Equity Incentive Deferral Plan described below, for short-term cash incentives awards made in March 2011, relating to fiscal 2011. Please see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2011,” below for grants made to our Named Executive Officers during fiscal 2011.

Pay Mix

In order to focus our executive officers on achieving superior annual and long-term performance, we have structured our executive officers’ compensation mix so that the majority of their compensation is contingent on achieving or surpassing our annual goals and achieving superior returns for our stockholders. In fact in fiscal 2011, short-term annual incentives increased as a proportion of total compensation mix.

Total Annual Cash Compensation

Total annual cash compensation is made up of a base salary and the short-term cash incentives described above. The ratio of an executive’s base salary and short-term cash incentive target reflects the strong importance that we place on superior performance and achievement. Most of our Named Executive Officers have a significant portion of his or her annual eligible cash compensation contingent on corporate and individual performance and that portion was increased in fiscal 2011.

Total Equity Incentive Compensation

In addition, we want our executive officers focused on long-term achievements that build value for our stockholders. Consistent and prolonged appreciation of our stock price and the building of Company market capitalization are key measures of success. We use stock option and restricted stock unit awards to align our executive officers and their efforts with the goals and interests of our stockholders. Because our executive officers and their decisions and judgment are critical to our long-term success, the majority of their overall compensation is aligned with Company and stockholder value creation.

Actual Pay Mix for Fiscal 2011

For fiscal 2011, the pay mix of our three components of compensation for the Named Executive Officers is shown below. The pay mix generally reflects our objective of providing a large portion of our executive officers’ compensation through long-term equity compensation. Naturally, this mix varies depending on a number of factors, including stock price changes, overall Company performance and individual performance. Amounts in the chart below are based on what was paid or granted during fiscal 2011. Base salary is the amount of each Named Executive Officer’s actual annual base salary. Short-term cash incentive is the actual short-term cash incentive payout and certain separation agreement payments in the case of Mr. Bado. Long-term equity incentive amounts represent aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). These amounts do not necessarily correspond to the actual value that will be realized by the Named Executive Officers upon exercise or sale of the awards. In addition, our officers may from time to time receive other compensation as described in more detail in “Executive Compensation— Summary Compensation Table and Narrative Disclosure,” below.

Long-term equity incentive compensation constitutes the largest single component of compensation of our Named Executive Officers’ overall compensation in fiscal 2011. For our Named Executive Officers, overall cash compensation for fiscal 2011 was more heavily weighted towards short-term incentives than base pay. This mix between fixed base salary and cash incentives is consistent with our pay-for-performance philosophy and is comparable to that for similar positions reviewed in our peer group.

Perquisites and Other Benefits – Design and Practices

Program	Summary Description

Benefits	We offer a variety of benefits programs to all employees, including executive officers. The benefits that our executive officers receive are the same as those of other full-time employees in the same geography.

For example, in the United States, benefits include medical, vision, dental, employee and dependent life insurance, employee and dependent accidental death and dismemberment insurance, short-term disability, long-term disability, and financial programs such as a 401(k) plan and flexible spending accounts. We also reimburse employees for certain types of relocation expenses.

Nonqualified Deferred Compensation	United States-based executive officers are eligible to participate in our Nonqualified Deferred Compensation Plan. The plan is designed to allow eligible employees to make pretax contributions through compensation deferrals to the plan and receive tax-deferred investment returns on the contributions similar to the 401(k) plan.

This benefit is incremental to the 401(k) plan and is available to a limited group of United States-based officers and high level managers. The assets of our Nonqualified Deferred Compensation Plan are held in a rabbi trust. Similar to the 401(k) plan, earnings are not guaranteed.

Perquisites	From time to time, when deemed appropriate by the Compensation Committee, we provide certain executive officers perquisites that we believe are either competitively prudent or in the Company’s best interest.

In fiscal 2011, we provided Mr. Hawkins, our Executive Vice President and Chief Financial Officer, with certain living expenses due to the distance between his home, at the time we hired him in fiscal 2011, and the Company’s headquarters. Please see “Executive Compensation—Summary Compensation Table and Narrative Disclosure,” below for the aggregate amount of such perquisites. In addition, certain other non-material perquisites were provided to certain Named Executive Officers, as noted in the “Executive Compensation—Summary Compensation Table and Narrative Disclosure,” below. Otherwise, we do not, as a general practice, provide material benefits or special considerations to our executive officers that we do not provide to other employees.

Tax and Accounting Considerations

In designing our compensation programs, we have considered tax and accounting implications, including the following.

Program	Tax and Accounting Consideration

Accounting for Stock-Based Compensation	We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Executive Change in Control Program	We have structured our Executive Change in Control program so that in the event payment of benefits constitutes a “parachute” payment under Section 280G of the Internal Revenue Code, we will revise and limit the payment so that we do not incur additional tax burden on behalf of the participant. For more information, refer to the “Executive Change in Control Program” section on page 38.

Short-term Cash Incentive Plan	The short-term cash incentive plan is structured so that if so desired by the Committee, the plan can comply with the requirements of Section 162(m) of Internal Revenue Code, which allow certain payments under the plan to be deductible for federal income tax purposes

As discussed above, in fiscal 2011, the tax benefits otherwise available under our short-term cash incentive plan were not available to us, because we did not meet the conditions required under Section 162(m) of the Internal Revenue Code

Equity Incentive Deferral Plan	The Equity Incentive Deferral Plan is structured to comply with the requirements of Section 409A of the Internal Revenue Code, which imposes limitations and conditions on nonqualified deferred compensation plans and arrangements, including requirements relating to when amounts under such plans may be made, acceleration of benefits, and the timing of elections under such plans.

Post-Employment Obligations

Obligation	Summary Description

Employment Agreement with Mr. Bass	The Company has entered into an employment agreement with Carl Bass, our Chief Executive Officer and President. Throughout fiscal 2011, this agreement provided general protection for Mr. Bass in the event of termination without cause or resignation for good reason (including change of control). We believe that Mr. Bass’s employment agreement provided a valuable tool to retain his services during fiscal 2011. We believe that the protections afforded to him in the event of a change of control provide us with an increased level of confidence that he will remain with the Company up to and for some period of time after a change of control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control in the Company. Details of the agreements for Mr. Bass can be found beginning on page 39.

Change in Control Program	In March 2006, the Board of Directors approved an amended Executive Change in Control Program, in an effort to ensure the continued service of our key executive officers in the event of a future change of control of the Company. In December 2008, the Board of Directors approved an amended and restated Executive Change in Control Program which updated the Executive Change in Control Program approved in March 2006 to conform to certain new tax provisions. Further amendments were made in December 2010. Each Named Executive Officer, among other employees, participates in the Executive Change in Control Program.

We believe that the Executive Change in Control Program provides us with a valuable tool to retain the services of our executive officers and provides us with an increased level of confidence that our executive officers will remain with the Company for some period of time after a change in control. This in turn provides continuity in the event of a change in control, which we believe may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control of the Company. We do not provide any gross-up payments in our Executive Change in Control Program.

Separation Agreement with Ken Bado	Pursuant to the terms and conditions of a Separation Agreement, effective as of January 31, 2011, Mr. Bado’s service as the Executive Vice President, Sales and Services of the Company terminated. Mr. Bado continued as an employee providing transitional services through March 28, 2011. Mr. Bado received (a) a lump-sum severance payment of $55,385, equal to six weeks of Mr. Bado’s current base salary, in connection with Mr. Bado’s release of claims against the Company; (b) continued salary, vesting and employee health care benefits through March 28, 2011, in connection with Mr. Bado’s transitional services to the Company; and (c) a special payment of $362,692, equal to twenty-three weeks of Mr. Bado’s current base salary plus target variables, payable in two equal payments of $181,346 on each of September 1, 2011 and January 31, 2012, in connection with continued compliance with the terms of the Separation Agreement, including certain non-competition and non-solicitation obligations undertaken by Mr. Bado.

Please see “Executive Compensation—Change in Control Arrangements and Employment Agreements,” below for more information regarding the Employment Agreement with Mr. Bass, the Executive Change in Control Program, the Separation Agreement with Ken Bado, and potential payments in connection with terminations occurring after a change in control.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Steven M. West, Chairman
Per-Kristian Halvorsen
Mary T. McDowell

Compensation Practices and Risk

Our Compensation Committee, in consultation with Pay Governance, has reviewed and discussed the concept of risk as it relates to our compensation program and the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	Our use of different types of compensation vehicles that provide a balance of long and short-term incentives with fixed and variable components.

•

Our stock options and restricted stock units typically vest over a multi-year period, and our stock options remain exercisable from four to ten years from the date of grant, encouraging participants to look to long-term appreciation in equity values.

•

The metrics used to determine the amount of a participant’s short-term cash incentive under our short-term cash incentive plan included Company-wide metrics. These Company-wide metrics include revenue and operating margin financial measures, which encourages profitable revenue.

•	Our Compensation Committee retains discretion to modify, reduce or to eliminate short-term cash incentives that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting, code of business conduct, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our short-term cash incentive plan.

In order to focus our employees on achieving superior annual and long-term performance, we have structured the compensation mix of our employees so that a meaningful amount of their compensation is contingent on achieving or surpassing our annual goals and achieving superior returns for our stockholders.

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, provide a summary of our Named Executive Officers’ compensation for the fiscal years ended January 31, 2011, 2010 and 2009. The Named Executive Officers are Carl Bass (Chief Executive Officer and President), Mark J. Hawkins (Executive Vice President and Chief Financial Officer), and the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2011, the last day of our most recent fiscal year. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary—Named Executive Officers are paid a salary which reflects the dollar value of cash base salary earned by each executive during the relevant fiscal year. We did not provide equity or other non-cash items to our Named Executive Officers as salary compensation during fiscal 2011, 2010 or 2009.

Stock Awards and Option Awards—The value of restricted stock unit awards and option awards included in the “Stock Awards” and “Option Awards” columns of the following table represents the grant date fair value of stock and option awards granted during the fiscal year. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2011 Annual Report on Form 10-K filed on March 18, 2011. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of restricted stock units, the exercise of stock options, or the sale of the Common Stock underlying such awards.

Equity and Non-Equity Incentive Plan Compensation—Non-equity incentive plan compensation represents (1) amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan for all executive officers shown except for Mr. Bado, and (2) amounts earned for services performed by Mr. Bado pursuant to Autodesk’s short-term cash incentive plan and for sales commissions earned, as shown below. Amounts earned under our short-term cash incentive plan are paid in cash unless a participant elects to defer a portion of the earned amount as restricted stock; see note (e) below and “Compensation Discussion and Analysis—Equity Grant Practices,” above for more information on these deferrals. The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded and the amounts shown in the Equity Incentive Plan Compensation column reflect the grant date fair value of restricted stock units granted in lieu of cash due to the participant’s decision to defer into restricted stock units a portion of the total short-term cash incentive plan (EIP) amount awarded. Cash amounts awarded under the short-term cash incentive plan (EIP) are awarded and payable in the first quarter of the following fiscal year.

All Other Compensation—This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. Generally, unless the items included in this category exceed the greater of $25,000 or 10 percent of the total amount of perquisites received by such Named Executive Officer, each individual perquisite is not separately identified and quantified.

The Summary Compensation Table below presents information concerning the total compensation of our Named Executive Officers for the fiscal years ended January 31, 2011, 2010 and 2009. Mr. Hawkins and Mr. Bhatt were not Named Executive Officers prior to fiscal 2010; therefore, their compensation information is not presented for fiscal 2009. Mr. Di Fronzo was not a Named Executive Officer prior to fiscal 2011; therefore, his compensation information is not presented for fiscal 2010 or fiscal 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	Equity Incentive Plan Compensation ($) (e)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Carl Bass, Chief Executive Officer and President (a)	2011 2010 2009	$920,769 825,000 883,333	$	— — —	$	— 562,560 1,447,040	$3,704,727 4,028,094 4,466,280	$	— — —	$1,429,000 810,000 775,000	$6,184 5,262 4,078	$6,060,680 6,230,916 7,575,731

Mark J. Hawkins, Executive Vice President and Chief Financial Officer (b)	2011 2010	531,058 383,553		100,000 100,000		— 627,610	712,447 1,222,065		333,306 —	250,000 350,000	78,943 107,090	2,005,754 2,790,318

George M. Bado, Former Executive Vice President, Sales and Services (c)	2011 2010 2009	491,077 440,000 480,000		— — —		— 152,360 380,800	664,951 727,264 691,509		— 33,306 49,992	651,575 592,281 352,939	519,832 56,690 230,500	2,327,435 2,001,901 2,185,740

Jay Bhatt, Senior Vice President, Architecture, Engineering & Construction	2011 2010	448,718 320,833		— —		— 152,360	949,930 778,425		266,628 199,951	200,000 150,000	6,029 46,259	1,871,305 1,647,828

Pascal W. Di Fronzo, Senior Vice President, General Counsel and Secretary (d)	2011	390,500		—		—	569,958		—	340,000	27,108	1,327,566

(a)	Mr. Bass was Interim Chief Financial Officer from August 14, 2008 through April 26, 2009.
(b)	Mr. Hawkins became Executive Vice President and Chief Financial Officer on April 27, 2009. Mr. Hawkins received a sign-on bonus paid in two equal $100,000 installments in each of fiscal years 2010 and 2011. Mr. Hawkins’ fiscal 2011 other compensation includes reimbursement of relocation expenses of $73,176. In addition, Mr. Hawkins’ fiscal 2011 other compensation includes the company 401(k) plan match, health benefits, a mobile computing device, and tax gross ups for certain perquisites.
(c)	On December 14, 2010, Mr. Bado announced his intention to resign as our Executive Vice President, Sales and Services. In connection with Mr. Bado’s resignation, we entered into a Separation Agreement (the “Separation Agreement”) with Mr. Bado on January 28, 2011. Mr. Bado’s Non-Equity Incentive Plan Compensation consists of amounts earned pursuant to our short-term cash incentive plan (EIP) and sales commissions and sales bonus earned during fiscal 2011, 2010 and 2009, respectively, as shown below. Commissions and sales bonus are paid quarterly for the previous quarter’s commissions and bonus earned.

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Sales commissions	$611,575	$567,281	$275,439
Sales commissions - operating margin	40,000	—	40,000
Short-term cash incentive plan (EIP)	—	25,000	37,500

Total	$651,575	$592,281	$352,939

During fiscal 2011, Mr. Bado’s other compensation includes the accrual of two special payments each of $181,000 in connection with continued compliance with the terms of the Separation Agreement, $75,000 salary compensation for his employment through March 28,2011, and a $55,000 severance payment. In addition, Mr. Bado’s fiscal 2011 other compensation includes authorized spouse travel in connection with a business trip, the Company 401(k) plan match, health benefits and tax gross ups for certain perquisites.

(d)	Mr. Di Fronzo’s fiscal 2011 other compensation includes authorized spouse travel in connection with a business trip, the Company 401(k) plan match, health benefits, entertainment, and tax gross ups for certain perquisites.
(e)	Beginning in fiscal 2009, under the terms of our Equity Incentive Deferral Plan, participants were permitted to elect to defer up to 50 percent of their short-term cash incentive plan (EIP) award in a given plan year. The deferred amount of such award will be settled with restricted stock units granted to the participant. For detailed information on the Equity Incentive Deferral Plan, see “Compensation Discussion and Analysis—Equity Grant Policies,” above. For detailed information on fiscal 2011 deferrals, see note (b) to “Grants of Plan-Based Awards in Fiscal 2011” below.

Grants of Plan-Based Awards in Fiscal 2011

Grants of plan-based awards reflect grants made to our Named Executive Officers under our non-equity incentive plans and equity compensation plans during fiscal 2011.

The following table includes amounts payable under our short-term cash incentive plan (EIP) for performance during fiscal 2011. The actual amounts awarded under our short-term cash incentive plan (EIP) for fiscal 2011 were determined by the Compensation Committee in March 2011 and are reflected in the “Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in restricted stock units and “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in cash. As described in “Compensation Discussion and Analysis—Equity Grant Policies,” above, our Equity Incentive Deferral Plan permits participants to elect to defer up to 50 percent of their short-term cash incentive plan (EIP) award in a given plan year. Any such deferrals are reflected in footnote (b) following the table below, and the resulting restricted stock units granted under such deferrals are not reflected in the table below as such grants were made in fiscal 2012.

Amounts included for options granted under the 2008 Employee Stock Plan during fiscal 2011 are not tied to performance against a specific plan, but have values that are tied to the price of our stock. Options granted under the 2008 Employee Stock Plan shown in the column entitled “All Other Option Awards” vest over a four year period at a rate of 25 percent per year. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. Awards made under our short-term cash incentive plan (EIP) and the grant-date fair value of awards from our 2008 Employee Stock Plan are included in the Summary Compensation Table above, and do not constitute additional compensation from the amounts included in the Summary Compensation Table.

See “Compensation Discussion and Analysis” above for further discussion of the role of plan based and other awards in our overall executive compensation program.

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 31, 2011:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a), (b)						All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards and Option Awards ($) (c)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Carl Bass	3/26/2010	$	— —	$	— 1,125,000	$	— 2,137,500	390,000 —	$29.50 —	$3,704,727 —
Mark J. Hawkins	3/26/2010		— —		— 393,750		— 748,125	75,000 —	29.50 —	712,447 —
George M. Bado	3/26/2010		— —		— 460,000		— N/A	70,000 —	29.50 —	664,951 —
Jay Bhatt	3/26/2010		— —		— 315,000		— 598,500	100,000 —	29.50 —	949,930 —
Pascal W. Di Fronzo	3/26/2010		— —		— 266,250		— 505,875	60,000 —	29.50 —	569,958 —

(a)	Reflects target and maximum dollar amounts payable under the short-term cash incentive plan (EIP) for performance during fiscal 2011, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Mr. Bado’s amount in the “Target” column includes a fiscal 2011 target short-term cash incentive plan (EIP) award of $80,000 and target commissions of $340,000. Mr. Bado’s maximum short-term cash incentive plan (EIP) award is $152,000, or 190 percent of his target award. Commissions do not have a preset maximum limit.
(b)	Under the terms of our Equity Incentive Deferral Plan, participants have the ability to defer a portion (up to 50 percent) of their EIP award as restricted stock units. The number of shares of stock underlying restricted stock units granted for the deferred portion of the participant’s short-term cash incentive plan (EIP) award (“Base RSUs”) is determined by dividing the amount of short-term cash incentive deferred by the closing price of our common shares on the grant date. These Base RSUs are fully vested upon grant. In addition, participants who have elected to defer a portion of their short-term cash incentive plan (EIP) award as restricted stock units receive an additional grant of restricted stock units (“Premium RSUs”) at a rate of one share of Premium RSUs for each three shares of Base RSUs granted. These Premium RSUs fully vest on the third anniversary of the grant date. The actual amounts awarded under our short-term cash incentive plan (EIP) for fiscal 2011 were determined by the Compensation Committee and approved by Autodesk’s Board of Directors on March 24, 2011, and are reflected in the “Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in restricted stock units and “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table and Narrative Disclosure” above for the amount awarded in cash. The table below reflects each Named Executive Officer’s decision to defer a portion of their short-term cash incentive plan (EIP) award under our Equity Incentive Deferral Plan and the resulting grants of restricted stock units. The stock awards shown below reflect a closing Common Stock price of $43.81 on March 24, 2011, the date of grant.

	Cash ($)	Base RSUs (#)	Grant Date Fair Value of Base RSUs ($)	Premium RSUs (#)	Grant Date Fair Value of Premium RSUs ($)	Percent Deferred
Carl Bass	$1,429,000	—	$—	—	$—	0%
Mark J. Hawkins	250,000	5,706	249,980	1,902	83,327	50%
George M. Bado	—	—	—	—	—	0%
Jay Bhatt	200,000	4,565	199,993	1,521	66,635	50%
Pascal W. Di Fronzo	340,000	—	—	—	—	0%

(c)	Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 18, 2011. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of restricted stock units, the exercise of stock options, or the sale of the Common Stock underlying such awards.

Outstanding Equity Awards at Fiscal 2011 Year End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each Named Executive Officer outstanding as of January 31, 2011. This table includes options and restricted stock units granted under the 2008 Employee Stock Plan, the 2006 Employee Stock Plan and the 1996 Stock Plan. Unless otherwise indicated, all options granted to Named Executive Officers vest at the rate of 25 percent per year over the first four years of the option term and all restricted stock unit awards fully vest on the third anniversary of the grant date.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (f)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Carl Bass	3/18/2004	125,000		—	$14.40	3/18/2014	—		$—	—		$—
	6/28/2004	150,000		—	20.69	6/28/2014	—		—	—		—
	3/10/2005	218,750		—	30.15	3/10/2012	—		—	—		—
	3/9/2006	750,000		—	38.00	3/9/2012	—		—	—		—
	6/14/2007	281,250		93,750	45.29	6/14/2013	—		—	—		—
	3/13/2008	200,000		200,000	34.53	3/13/2014	—		—	—		—
	6/12/2008	—		—	—	—	38,000	(b)	1,545,840	—		—
	2/2/2009	131,250		393,750	16.53	2/2/2016	—		—	—		—
	12/10/2009	—		—	—	—	24,000	(d)	976,320	—		—
	3/26/2010	—		3,389	29.50	3/26/2017	—		—	—		—
	3/26/2010	—		386,611	29.50	3/26/2017	—		—	—		—

Mark J. Hawkins	4/27/2009	—		112,500	19.01	4/27/2016	25,000	(e)	1,017,000	—		—
	12/10/2009	—		—	—	—	6,500	(d)	264,420	—		—
	3/26/2010	—		3,389	29.50	3/26/2017	—		—	—		—
	3/26/2010	—		71,611	29.50	3/26/2017	—		—	—		—

George M. Bado	3/9/2006	45,000		—	38.00	3/9/2012	—		—	—		—
	6/14/2007	63,750		19,043	45.29	6/14/2013	—		—	—		—
	3/12/2008	32,500		—	32.90	3/12/2014	—		—	—		—
	6/12/2008	—		—	—	—	10,000	(b)	406,800	—		—
	2/2/2009	25,000		74,999	16.53	2/2/2016	—		—	—		—
	3/12/2009	—		—	—	—	—		—	981	(c)	39,907
	12/10/2009	—		—	—	—	6,500	(d)	264,420	—		—
	3/26/2010	—		3,389	29.50	3/26/2017	—		—	—		—
	3/26/2010	—		66,611	29.50	3/26/2017	—		—	—		—
	3/26/2010	—		—	—	—	—		—	282	(g)	11,472

Jay Bhatt	2/10/2005	35,000		—	29.37	2/10/2012	—		—	—		—
	3/9/2006	25,000		—	38.00	3/9/2012	—		—	—		—
	6/14/2007	48,750		30,293	45.29	6/14/2013	—		—	—		—
	8/6/2007	2,992	(a)	—	17.53	4/5/2014	—		—	—		—
	8/6/2007	10,000	(a)	—	21.89	8/13/2014	—		—
	3/12/2008	32,500		32,500	32.90	3/12/2014	—		—	—		—
	6/12/2008	—		—	—	—	7,500	(b)	305,100	—		—
	2/2/2009	18,750		56,250	16.53	2/2/2016	—		—	—		—
	3/12/2009	—		—	—	—	—		—	2,289	(c)	93,117
	6/11/2009	6,250		18,750	22.40	6/11/2016	—		—	—		—
	12/10/2009	—		—	—	—	6,500	(d)	264,420	—		—
	3/26/2010	—		3,389	29.50	3/26/2017	—		—	—		—
	3/26/2010			96,611	29.50	3/26/2017	—		—	—		—
	3/26/2010	—		—	—	—	—		—	1,694	(g)	68,912

Pascal W. Di Fronzo	3/9/2006	30,000		—	38.00	3/9/2012	—		—	—		—
	12/13/2006	22,500		—	41.06	12/13/2012	—		—	—		—
	6/14/2007	56,250		18,750	45.29	6/14/2013	—		—	—		—
	3/12/2008	22,500		22,500	32.90	3/12/2014	—		—	—		—
	6/12/2008	—		—	—	—	7,500	(b)	305,100	—		—
	2/2/2009	18,750		56,250	16.53	2/2/2016	—		—	—		—
	3/12/2009	—		—	—	—	—		—	2,289	(c)	93,117
	12/10/2009	—		—	—	—	6,500	(d)	264,420	—		—
	3/26/2010	—		3,389	29.50	3/26/2017	—		—	—		—
	3/26/2010	—		56,611	29.50	3/26/2017	—		—	—		—

(a)

Options granted on August 6, 2007 to Mr. Bhatt relate to the re-grant of options that were amended and re-priced as a result of our 2007 voluntary review of historical stock option granting practices. These options have varied vesting schedules because the original option was split between an incentive stock option and a non-qualified stock option due to IRS regulations regarding the number of incentive stock options that can vest in any one calendar year, and because only the unexercised portion of the option was cancelled and regranted.

(b)	Awards granted on June 12, 2008 fully vest on the third anniversary of the grant date.
(c)	Awards granted on March 12, 2009 relate to the Premium RSU awards granted under the Equity Incentive Deferral Plan for fiscal year 2009. These awards vest on the third anniversary of the grant date.
(d)	Awards granted on December 10, 2009 fully vest on the second anniversary of the grant date.
(e)	Awards granted to Mr. Hawkins on April 27, 2009 relate to his new hire grants, which fully vest on the third anniversary of the grant date.
(f)	Market value of restricted stock units that have not vested is computed by multiplying (i) $40.68, the closing price on the NASDAQ Global Select Market of Autodesk common stock on January 31, 2011, the last business day of fiscal 2011, by (ii) the number of shares of stock underlying restricted stock unit awards.
(g)	Awards granted on March 26, 2010 relate to the Premium RSU awards granted under the Equity Incentive Deferral Plan for fiscal year 2010. These awards vest on the third anniversary of the grant date.

Option Exercises and Stock Vested at Fiscal 2011 Year End

The following table presents certain information concerning the vesting of stock awards by each of the Named Executive Officers during the fiscal year ended January 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
Carl Bass	—	$—	—	$—
Mark J. Hawkins	37,500	1,087,875	—	—
George M. Bado	45,000	1,773,100	847	24,987
Jay Bhatt	—	—	5,084	149,978
Pascal W. Di Fronzo	12,805	527,133	—	—

(a)	Reflects the number of shares acquired on vesting multiplied by the closing market price of our common stock as reported on the NASDAQ Global Select Market on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2011

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including Named Executive Officers) may defer compensation earned as salary, commissions or awards under the short-term cash incentive plan (EIP). Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. The Company does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. In fiscal 2011, we adopted our Equity Incentive Deferral Plan, which permits certain executive officers to defer up to 50 percent of their short-term cash incentive plan (EIP) award. The Equity Incentive Deferral Plan is available for deferral of awards paid during or after fiscal 2011.

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during the fiscal year ended January 31, 2011.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($) (b)	Aggregate Balance at Last Fiscal Year End ($)
Carl Bass	$—	$—	$—
Mark J. Hawkins	—	4,799	37,208
George M. Bado	67,837	176,953	904,527
Jay Bhatt	147,825	261,383	750,667
Pascal W. Di Fronzo	—	20,459	107,996

(a)	Contributions in this column for Mr. Bado include $43,200, which is reported as fiscal year 2010 non-equity incentive plan compensation in the Summary Compensation Table, and $24,638, which is reported as fiscal year 2010 salary in the Summary Compensation Table. Contributions in this column for Mr. Bhatt include $147,825 which is reported as fiscal year 2010 non-equity incentive plan compensation in the Summary Compensation Table.
(b)	None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.

Change in Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change in control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board of Directors in March 2006 and amended most recently in December 2010, effective as of February 1, 2011. Mr. Bass does not participate in the Program and has a change in control provision in his employment agreement, as noted below.

Executive Change in Control Program (effective during the fiscal year ended January 31, 2011)

Under the terms of the Executive Change in Control Program effective during the 2011 fiscal year, if, within twelve months of a change in control, an executive officer who participates in the Program is terminated without cause, or voluntarily terminates their employment for good reason, as cause and good reason are defined in the Program effective during the 2011 fiscal year, the executive officer will receive, following execution of a release and one-year non competition agreement:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable over a 12 month period;

•	The acceleration of the executive officer’s stock options that would have vested within the 12 months following the date of the executive officer’s termination; and

•

Continued coverage of medical and dental insurance for the executive and eligible spouse and dependents until the earlier of 12 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, they will receive severance or other benefits only to the extent that they would be entitled to receive under our then-existing benefit plans and policies. If the benefits provided under the Program effective during the 2011 fiscal year constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits by the executive officer.

As defined in the Program effective during the 2011 fiscal year, a “Change in Control” occurs if the Company is sold or merges with another corporation, if an individual acquires 50 percent or more of the total voting power represented by voting securities, or if the composition of the Board of Directors changes substantially.

For purposes of the tables set forth below in “Potential Payments Upon Termination or Change in Control,” the amounts payable to each of our Named Executive Officers, other than to Mr. Bass who does not participate in the Program and to Mr. Bado, are based upon the terms of the Program effective during the 2011 fiscal year. In the event of the future termination of any executive officer who participates in the Program which results in payment pursuant to the terms of the Program, any such payment would be made pursuant to the terms of the Program effective as of February 1, 2011, as described below, and would result in greater benefits paid to such executive officer than pursuant to the terms of the Program effective during the 2011 fiscal year.

Executive Change in Control Program (effective as of February 1, 2011)

Under the terms of the Program effective as of February 1, 2011, if, within twelve months of a change in control, an executive officer who participates in the Program is terminated without cause, or voluntarily terminates their employment for good reason, as cause and good reason are defined in the Program, the executive officer will receive (among other benefits), following execution of a release and non-solicit agreement:

•	An amount equal to one and one-half times the sum of the executive officer’s annual base compensation and average annual bonus, payable in a lump sum;

•	The acceleration of all of the executive officer’s outstanding incentive equity awards, including stock options and restricted stock units; and

•

Reimbursement of the total applicable premium cost for medical and dental coverage for the executive officer and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, they will receive severance or other benefits only to the extent that they would be entitled to receive under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits by the executive officer.

As defined in the Program, a “Change in Control” occurs if any person acquires 50 percent or more of the total voting power represented by voting securities, if the Company sells all or substantially all its assets, if the Company mergers or consolidates with another corporation or if the composition of the Board of Directors changes substantially.

Employment Agreement with Carl Bass

In December 2008, the Company entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” of the Company, as each such term is defined in Mr. Bass’s employment agreement.

In the event Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) payment of 200 percent of his then current base salary for 12 months, (ii) accelerated vesting for 12 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date he entered into his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 200 percent of his then current annual base salary, (ii) accelerated vesting for 24 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date of his amended and restated employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans.

Separation Agreement with Ken Bado

In January 2011, the Company entered into a separation agreement with Ken Bado (the “Separation Agreement”). Pursuant to the terms and conditions of the Separation Agreement, effective as of January 31, 2011, Mr. Bado’s service as the Executive Vice President, Sales and Services of the Company terminated. Mr. Bado will continue as an employee providing transitional services through March 28, 2011. Mr. Bado will receive (a) a lump-sum severance payment of $55,385, equal to six weeks of Mr. Bado’s base salary effective as of January 31, 2011, in connection with Mr. Bado’s release of claims against the Company; (b) continued salary, vesting and employee health care benefits through March 28, 2011, in connection with Mr. Bado’s transitional services to the Company; and (c) a special payment of $362,692, equal to twenty-three weeks of Mr. Bado’s base salary as of January 31, 2011 plus target variables, payable in two equal payments of $181,346 on each of September 1, 2011 and January 31, 2012, in connection with continued compliance with the terms of the Separation Agreement, including certain non-competition and non-solicitation obligations undertaken by Mr. Bado.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the Named Executive Officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and termination in the event of disability or death of the executive. The amounts shown for all Named Executive Officers other than Mr. Bado assume that such termination was effective as of January 31, 2011, and include amounts earned through such time for all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2011 fiscal year. Amounts for Mr. Bass also include certain items specified in his employment agreement, discussed above. Amounts for Mr. Bado reflect his resignation as Executive Vice President, Sales and Services as of January 31, 2011, and include amounts earned through such time for all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2011 fiscal year. Estimated amounts for share-based compensation are based on the closing price of our common stock on the NASDAQ Global Select Market on Monday, January 31, 2011, which was $40.68 per share. The actual amounts for all Named Executive Officers other than Mr. Bado to be paid out can only be determined at the time of such executive’s separation from the Company.

Carl Bass:

Executive Benefits and Payments	Voluntary Termination on 1/31/2011 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2011 ($)	For Cause Termination on 1/31/2011 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2011 ($)	Disability on 1/31/2011 ($)	Death on 1/31/2011 ($)
Compensation:
Base Salary (1)	$—	$1,800,000	$—	$1,800,000	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	1,429,000	1,429,000	1,429,000	1,429,000	1,429,000	1,429,000
Stock Awards (3)	—	7,396,898	—	12,274,635	—	—

Benefits and perquisites:
Health Insurance (4)	—	19,840	—	19,840	—	—
Disability Income (5)	—	—	—	—	2,190,314	—
Accidental Death or Dismemberment (6)	—	—	—	—	—	—
Life Insurance (7)	—	—	—	—	—	1,800,000
Accrued Vacation Pay (8)	3,462	3,462	3,462	3,462	3,462	3,462

Total Executive Benefits and Payments Upon Separation	$1,432,462	$10,649,200	$1,432,462	$15,526,937	$3,622,776	$3,232,462

Mark J. Hawkins:

Executive Benefits and Payments	Voluntary Termination on 1/31/2011 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2011 ($)	For Cause Termination on 1/31/2011 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2011 ($)	Disability on 1/31/2011 ($)	Death on 1/31/2011 ($)
Compensation:
Base Salary (1)	$—	$—	$—	$525,000	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	500,000	500,000	500,000	925,000	500,000	500,000
Stock Options (3)	—	—	—	1,286,670	—	—

Benefits and perquisites:
Health Insurance (4)	—	—	—	20,561	—	—
Disability Income (5)	—	—	—	—	2,289,005	—
Accidental Death or Dismemberment (6)	—	—	—	—	1,050,000	1,050,000
Life Insurance (7)	—	—	—	—	—	1,050,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$500,000	$500,000	$500,000	$2,757,231	$3,839,005	$2,600,000

George M. Bado (9):

Executive Benefits and Payments	Voluntary Termination on 1/31/2011 ($)
Compensation:
Base Salary (1)	$—
Short-Term Cash Incentive Plan (EIP) (2)	—
Sales Commissions and Bonus (10)	385,185
Stock Options (3)	—

Benefits and perquisites:
Health Insurance (4)	—
Disability Income (5)	—
Accidental Death or Dismemberment (6)	—
Life Insurance (7)	—
Accrued Vacation Pay (8)	—

Total Executive Benefits and Payments Upon Separation	$385,185

Jay Bhatt:

Executive Benefits and Payments	Voluntary Termination on 1/31/2011 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2011 ($)	For Cause Termination on 1/31/2011 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2011 ($)	Disability on 1/31/2011 ($)	Death on 1/31/2011 ($)
Compensation:
Base Salary (1)	$—	$—	$—	$420,000	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	400,000	400,000	400,000	691,667	400,000	400,000
Stock Options (3)	—	—	—	1,542,508	—	—

Benefits and perquisites:
Health Insurance (4)	—	—	—	19,215	—	—
Disability Income (5)	—	—	—	—	2,718,941	—
Accidental Death or Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$400,000	$400,000	$400,000	$2,673,390	$5,118,941	$4,400,000

Pascal W. Di Fronzo:

Executive Benefits and Payments	Voluntary Termination on 1/31/2011 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2011 ($)	For Cause Termination on 1/31/2011 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2011 ($)	Disability on 1/31/2011 ($)	Death on 1/31/2011 ($)
Compensation:
Base Salary (1)	$—	$—	$—	$355,000	$—	$—
Short-Term Cash Incentive Plan (EIP) (2)	340,000	340,000	340,000	600,417	340,000	340,000
Stock options (3)	—	—	—	1,277,558	—	—

Benefits and perquisites:
Health Insurance (4)	—	—	—	17,666	—	—
Disability Income (5)	—	—	—	—	2,538,805	—
Accidental Death or Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Accrued Vacation Pay (8)	—	—	—	—	—	—

Total Executive Benefits and Payments Upon Separation	$340,000	$340,000	$340,000	$2,250,641	$4,878,805	$4,340,000

(1)	Base Salary: For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement. For Mr. Hawkins, Mr. Bhatt and Mr. Di Fronzo, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2011 fiscal year.
(2)	Short-Term Cash Incentive Plan (EIP): For Mr. Bass, amounts reflect the sum of the fiscal 2011 short-term cash incentive already earned under the short-term cash incentive plan. For Mr. Hawkins, Mr. Bhatt and Mr. Di Fronzo, amounts in the Voluntary Termination, Involuntary Not for Cause or Voluntary for Good Reason (Except in Change in Control) Termination, For Cause Termination, Disability and Death columns reflect the fiscal 2011 short-term cash incentive already earned under the short-term cash incentive plan. For Mr. Bhatt and Mr. Di Fronzo, the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column are the sum of the fiscal 2011 short-term cash incentive already earned under the short-term cash incentive plan and a severance bonus equal to the average of the last three years’ short-term cash incentives under the Executive Change in Control Program effective during the 2011 fiscal year. For Mr. Hawkins, the amount in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column is the sum of the fiscal 2011 short-term cash incentive already earned under the short-term cash incentive plan and a severance bonus equal to the average of the last two years’ bonuses under the Executive Change in Control Program effective during the 2011 fiscal year as Mr. Hawkins did not participate in the short-term cash incentive plan prior to fiscal 2010. These amounts are based on the cash value of the short-term cash incentive plan, regardless of the executive officers’ election to defer part of their short-term cash incentive as restricted stock units under the Equity Incentive Deferral Plan.
(3)

Stock Options: For Mr. Hawkins, Mr. Bhatt and Mr. Di Fronzo amounts shown in the Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination columns reflect the value of their outstanding stock options that would normally have vested in the twelve months following their separation but are accelerated (i.e., vest immediately on the date of separation) in accordance with the Executive Change in Control Program agreement effective during the 2011 fiscal year. For purposes of this table the value of the outstanding stock options that vest is determined based upon the pro rata grant date fair value of these options. For Mr. Bass, in accordance with his employment agreement, the amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects the value realized upon immediate vesting of his stock awards normally vesting in the twelve months following his separation, and the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflects the value realized upon immediate vesting of his stock awards normally vesting in the twenty-four months following his separation.

(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents for twelve months. For Mr. Hawkins, Mr. Bhatt and Mr. Di Fronzo, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and their dependents for twelve months in accordance with the Executive Change in Control Program effective during the 2011 fiscal year.
(5)

Disability Income: Reflects the estimated present value of all future payments to each executive under their elected disability program, which represent 100 percent of base salary for the first 90 days, and then 66- 2/3 percent of salary thereafter, with a maximum of $20,000 per month, until the age of 65. These payments would be made by the insurance provider, not by Autodesk.

(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of each executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of each executive’s death.
(8)	Accrued Vacation Pay: As of January 31, 2011, all U.S. executives, excluding Mr. Bass, no longer accrue vacation. Therefore, Mr. Hawkins, Mr. Bhatt and Mr. Di Fronzo had no accrued vacation at January 31, 2011. The balance for Mr. Bass reflects the lump-sum amount payable for accrued but unused vacation time.
(9)	For Mr. Bado, the amounts shown are the amounts he actually received following his resignation on January 31, 2011.
(10)	Sales Commissions and Bonus: Reflects amounts earned in the fourth quarter of fiscal 2011 by Mr. Bado, which were paid in the first quarter of fiscal 2012.

Compensation of Directors

During fiscal 2011, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000
Non-executive Chairman of the Company	an additional $65,000
Chair of the Audit Committee	an additional $25,000
Chair of the Compensation and Human Resources Committee	an additional $20,000
Chair of the Corporate Governance and Nominating Committee	an additional $10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders’ meeting and ends on the date of the next annual stockholders meeting (“Directors’ Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk’s fiscal year 2011. No later than December 31 of the year prior to a director’s re-election to the Board of Directors, each director may elect to receive up to 50 percent of their annual fee in cash, with the balance paid in the form of restricted stock issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The restricted stock is issued at the beginning of the Directors’ Compensation Cycle on the date of the annual meeting of stockholders and vests on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date. For the period from June 11, 2009 through June 10, 2010, all of our non-employee directors, except Ms. McDowell, Ms. Nelson and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Ms. McDowell, Ms. Nelson and Mr. West elected to receive 50 percent of their annual fees in cash. For the period from June 11, 2010 through

June 10, 2011, all of our non-employee directors, except Mr. Robel, Ms. McDowell and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Ms. McDowell and Mr. West elected to receive 50 percent of their annual fees in cash; Mr. Robel elected to receive 40 percent of his annual fees in cash. Accordingly, the amounts above reflect actual fees earned in cash by Mr. Robel, Ms. Dowell and Mr. West during fiscal 2011. If elected, cash compensation is accrued monthly and paid quarterly, in arrears.

Additionally, the Company’s 2010 Outside Directors’ Stock Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board of Directors, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2010 Outside Directors’ Stock Plan is equal to the fair value of our Common Stock on the date of grant. Options granted under the 2010 Outside Directors’ Stock Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period.

The table below presents information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended January 31, 2011. Mr. Bass, who was our employee during the fiscal year ended January 31, 2011, did not receive additional compensation for his service as a director. As Ms. Norrington did not serve on our Board of Directors during the fiscal year ended January 31, 2011, she did not receive compensation during that fiscal year and is, therefore, not included in the following tables. Ms. Nelson did not seek re-election to the Board of Directors at the 2010 Annual Meeting held on June 10, 2010, and ceased to be a director on that date. The compensation in the following tables relates to Ms. Nelson’s services between February 1, 2010 and June 10, 2010.

Name	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (c)	Total ($)
Crawford W. Beveridge	$—	$167,966	$170,088	$338,054
J. Hallam Dawson	—	89,975	170,088	260,063
Per-Kristian Halvorsen	—	101,976	170,088	272,064
Sean M. Maloney	—	89,975	170,088	260,063
Mary T. McDowell	32,130	38,549	448,760	519,439
Elizabeth A. Nelson (a)	13,531	16,231	—	29,762
Charles J. Robel	25,567	89,287	170,088	284,942
Steven M. West	47,500	56,989	170,088	274,577

(a)	Ms. Nelson was granted 2,009 restricted stock awards on June 11, 2009 in advance for her services for the period of June 11, 2009 to June 10, 2010.

(b)	As noted above, for the period from June 11, 2009 through June 10, 2010, all of our non-employee directors, except Ms. McDowell, Ms. Nelson and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Ms. McDowell, Ms. Nelson and Mr. West elected to receive 50 percent of their annual fees in cash. For the period from June 11, 2010 through June 10, 2011, all of our non-employee directors, except Mr. Robel, Ms. McDowell and Mr. West, elected to convert 100 percent of the cash portion of their annual fees to restricted stock; Ms. McDowell and Mr. West elected to receive 50 percent of their annual fees in cash; Mr. Robel elected to receive 40 percent of his annual fees in cash. Accordingly, the amounts above reflect actual fees earned in cash by Mr. Robel, Ms. Dowell and Mr. West during fiscal 2011. The following table represents director compensation as if all of the directors had elected to receive 50 percent of their annual fees in cash. See footnote (c) for the grant date fair value of the restricted stock that they received during fiscal 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Crawford W. Beveridge	$70,000	$83,972	$170,088	$324,060
J. Hallam Dawson	37,500	44,977	170,088	252,565
Per-Kristian Halvorsen	42,500	50,976	170,088	263,564
Sean M. Maloney	37,500	44,977	170,088	252,565
Mary T. McDowell	32,130	38,549	448,760	519,439
Elizabeth A. Nelson	13,531	16,231	—	29,762
Charles J. Robel	50,000	59,984	170,088	280,072
Steven M. West	47,500	56,975	170,088	274,563

(c)	Reflects the pro rata grant date fair value of stock awards and option awards earned by the directors during the fiscal year. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2011 Annual Report on Form 10-K filed on March 18, 2011. These amounts do not correspond to the actual value that will be realized by the Directors upon the vesting of stock awards, the exercise of stock options, or the sale of the common stock underlying such awards.

As outlined in footnote (b) above, the following restricted stock grants reflect the portion of director’s fees earned that were settled in restricted stock at a rate of $1.20 worth of stock for each $1.00 of cash compensation. The following table shows the amounts and fair values of the options granted in fiscal 2011 and the total amounts and fair values of restricted stock awarded in fiscal 2011 as discussed above:

	Restricted Stock			Options
Name	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date	Number of Shares (#)	Exercise Price Per Share ($)	Grant Date Fair Value of Option Awards ($)
Crawford W. Beveridge	6,131	$167,989	6/10/2010	20,000	$27.40	$170,088
J. Hallam Dawson	3,284	89,982	6/10/2010	20,000	27.40	170,088
Per-Kristian Halvorsen	3,722	101,983	6/10/2010	20,000	27.40	170,088
Sean M. Maloney	3,284	89,982	6/10/2010	20,000	27.40	170,088
Mary T. McDowell	1,642	44,991	3/26/2010	50,000	29.50	448,760
Elizabeth A. Nelson	—	—	N/A	—	—	—
Charles J. Robel	2,627	71,980	6/10/2010	20,000	27.40	170,088
Steven M. West	2,080	56,992	6/10/2010	20,000	27.40	170,088

The aggregate number of each director’s stock options outstanding at January 31, 2011 is disclosed in the table below:

Name	Option Awards Outstanding (#)
Crawford W. Beveridge	160,000
J. Hallam Dawson	200,000
Per-Kristian Halvorsen	140,000
Sean M. Maloney	110,000
Mary T. McDowell	50,000
Elizabeth A. Nelson	—
Charles J. Robel	110,000
Steven M. West	110,000

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2011 (number of securities in thousands).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in thousands)

Equity compensation plans approved by security holders	31,092	$28.06	45,702	(1)

Equity compensation plans not approved by security holders (2)	731	10.39	—

Total	31,823	$27.65	45,702

(1)	Included in this amount are 27.8 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.
(2)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board of Directors in December 2004. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 16.9 million shares, all of which have been previously granted. Executive officers and members of the Board of Directors were not eligible to participate in this plan. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the Nonstatutory Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2011, for each person or entity who is known by the Company to own beneficially more than five percent of the outstanding shares of our Common Stock, each of the Company’s directors, each of the executive officers named in the Summary Compensation Table on page 31 and all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers (1)	Common Stock Beneficially Owned (2)	Percentage Beneficially Owned (3)
Principal Stockholders:
BlackRock, Inc. (4)	14,690,754	6.4%
The Vanguard Group, Inc. (5)	11,716,882	5.1%

Non-Employee Directors:
Crawford W. Beveridge (6)	160,437	*
J. Hallam Dawson (7)	228,947	*
Per-Kristian Halvorsen (8)	122,678	*
Sean M. Maloney (9)	96,381	*
Mary T. McDowell (10)	17,000	*
Lorrie M. Norrington (11)	—	*
Charles J. Robel (12)	98,508	*
Steven M. West (13)	93,963	*

Named Executive Officers:
Carl Bass (14)	2,244,485	*
Mark J. Hawkins (15)	64,144	*
George M. Bado (16)	186,509	*
Jay Bhatt (17)	269,545	*
Pascal W. Di Fronzo (18)	206,524	*
All directors and executive officers as a group (20 individuals) (19)	5,329,276	2.3%

*	Represents less than one percent (1 percent) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2011 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2011 was 231,023,057.
(4)	As of December 31, 2010, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 2, 2011, BlackRock, Inc. was deemed to have sole voting power with respect to 14,690,754 shares and sole dispositive power with respect to 14,690,754 shares. The address of BlackRock, Inc., 40 East 52nd Street, New York, NY 10022.
(5)	As of December 31, 2010, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 10, 2011, The Vanguard Group, Inc. was deemed to have sole voting power with respect to 288,620 shares and sole dispositive power with respect to 11,428,262 shares. The address of The Vanguard Group, Inc., is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Includes 130,000 shares subject to options exercisable within 60 days of March 31, 2011.

(7)	Includes 180,000 shares subject to options exercisable within 60 days of March 31, 2011.
(8)	Includes 120,000 shares subject to options exercisable within 60 days of March 31, 2011.
(9)	Includes 90,000 shares subject to options exercisable within 60 days of March 31, 2011.
(10)	Consists of 17,000 shares subject to options exercisable within 60 days of March 31, 2011.
(11)	Upon appointment to the Board of Directors on March 24, 2011, Ms. Norrington was granted 50,000 shares subject to options, none of which are exercisable within 60 days of March 31, 2011.
(12)	Includes 90,000 shares subject to options exercisable within 60 days of March 31, 2011.
(13)	Includes 90,000 shares subject to options exercisable within 60 days of March 31, 2011.
(14)	Includes 2,185,000 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2011.
(15)	Includes 56,250 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2011.
(16)	Includes 142,500 shares subject to options exercisable within 60 days of March 31, 2011.
(17)	Includes 239,242 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2011.
(18)	Includes 201,250 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2011.
(19)	Includes 4,997,537 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk’s Related Party Transactions Policy states that all transactions between or among the Company and its wholly-owned subsidiaries and any Related Party, as defined, requires the prior written approval of the Chief Financial Officer. Non-routine Transactions with vendors and suppliers to the Company and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“10 percent Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and The NASDAQ Stock Market. Such executive officers, directors and 10 percent Stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2011, we are not aware of any late Section 16(a) filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “Investors—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2011 with management and Ernst & Young LLP, Autodesk’s independent registered public accounting firm. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed Ernst & Young LLP’s independence with them, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1 AU section 380). We also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Charles J. Robel (Chairman)
J. Hallam Dawson
Crawford W. Beveridge

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, you are urged to vote at your earliest convenience.

THE BOARD OF DIRECTORS

May 3, 2011

San Rafael, California

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors	For	Against	Abstain

1a Carl Bass	☐	☐	☐

1b Crawford W. Beveridge	☐	☐	☐			For	Against	Abstain

1c J. Hallam Dawson	☐	☐	☐	3	Approve, on an advisory (non-binding) basis, the compensation of Autodesk, Inc.’s named executive officers.	☐	☐	☐

1d Per-Kristian Halvorsen	☐	☐	☐		The Board of Directors recommends you vote ONE YEAR for the following proposal(s):

						One Year	Two Years	Three Years	Abstain

1e Sean M. Maloney	☐	☐	☐	4	Approve the frequency with which stockholders are provided an advisory (non-binding) vote on the compensation of Autodesk, Inc.’s named executive officers.	☐	☐	☐	☐

1f Mary T. McDowell	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1g Lorrie M. Norrington	☐	☐	☐

1h Charles J. Robel	☐	☐	☐

1i Steven M. West	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain
2 Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2012.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report is/are available at www.proxyvote.com.

2011 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 3, 2011, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of Autodesk to be held on June 16, 2011, at 3:00 p.m., at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2012, FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk’s named executive officers and ONE YEAR as the frequency with which stockholders are provided an advisory (non-binding) vote on the compensation of Autodesk’s named executive officers.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Continued and to be signed on reverse side